EXHIBIT 2.1

Purchase Agreement

SigmaTron International, Inc. and its nominees

and

Spitfire Control, Inc.

Dated May 31, 2012

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is made as of May 31, 2012, between SigmaTron International, Inc., a Delaware corporation, and its nominees (“Buyer”), and Spitfire Control, Inc., an Illinois corporation (“Seller” ).

RECITALS

Seller and any nominees as described herein own all of the equity of each of Digital Appliance Controls de Mexico, S. A. de C. V., a Mexico corporation (“DAC”), and Spitfire Controls (Cayman) Co. Ltd., a Cayman Islands exempted company (“Cayman”), and Cayman owns all of the equity of Spitfire Controls Vietnam Co., Ltd., a Vietnam limited liability company (“VN”).

Seller, through DAC, VN and their affiliates, Sherbet Investments Limited, a Cyprus corporation (“Sherbet”), and High Point, LLC, an Illinois limited liability company (“HP”), operates a business serving the appliance control industry. For purposes of this Agreement, Cayman, DAC and VN are referred to collectively as the “Acquired Companies” and individually as an “Acquired Company” and Sherbet and HP are referred to collectively as the “Associated Companies” and individually as an “Associated Company.”

Gregory Jay Ramsey, an Illinois resident (“Ramsey”), owns all of the equity of Seller.

Buyer desires to acquire (a) all of the equity interests of Cayman and DAC, and (b) all assets used by or useful in the conduct of the business operated by Seller and its affiliates; and Seller has agreed to (i) sell such equity interests and assets to Buyer, (ii) not to compete against the business now operated by Seller and its affiliates and hereafter operated by Buyer, and (iii) to deliver the agreement of Ramsey not to compete against the business now operated by Seller and its affiliates and hereafter operated by Buyer, all for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS AND USAGE

1.1.	DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

“2009 Emerson Agreement”—as defined in Section 2.1(a)(vii).

“AAA”—as defined in Section 10.11.

“Accounts”—as defined in Section 2.1(b)(ii).

“Acquired Assets”—as defined in Section 2.1(a).

“Acquired Company” or “Acquired Companies”—as defined in the Recitals of this Agreement.

“Additional Payments”—as defined in Section 2.5.

“Adjoining Property”—as defined in Section 3.19(d).

“Agreement”—as defined in the first paragraph of this Agreement.

“Applicable Contract”—any Contract (a) under which any Acquired Company has or is likely to acquire any rights, (b) under which any Acquired Company has or is likely to become subject to any obligation or liability, (c) by which any Acquired Company or any assets owned or used by it is or is likely to become bound, or (d) that is an Assumed Contract.

“Associated Company” or “Associated Companies”—as defined in the Recitals of this Agreement.

“Assumed Contracts”—as defined in Section 2.2(a).

“Assumed Liabilities”—as defined in Section 2.2.

“Audited Financial Statements”—as defined in Section 3.4(a).

“Balance Sheet Date”—March 31, 2012.

“Breach”—any breach of or any inaccuracy in any representation or warranty or breach of, or failure to perform or comply with, any covenant or obligation in or of the Contract in question, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business”—the business of the design, manufacture, sale or distribution of electrical or electronic controls for appliances operated by Seller, the Acquired Companies and the Associated Companies immediately before the Closing.

“Business Day”—any day other than Saturday or Sunday or day on which national banks in Illinois are generally permitted or required to be closed.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”—as defined in Section 9.2.

“Cayman”—as defined in the Recitals of this Agreement.

“Cleanup”—all actions to clean up, remove, treat or in any other way address the presence, Release or Threat of Release of any Hazardous Material whether or not any expense incurred in connection with such action constitutes a capital expenditure.

“Closing”—as defined in Section 2.6.

“Closing Consents”—as defined in Section 7.4.

“Closing Date”—the date on which the Closing occurs.

“COBRA”—as defined in Section 5.3(d).

“Code”—the Internal Revenue Code of 1986, as amended.

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Consulting Agreement”—as defined in Section 5.3(a).

“Contemplated Transactions”—the transactions contemplated by this Agreement.

“Contract”—any agreement, contract, lease, consensual obligation, promise, commitment or undertaking (whether written or oral and whether express or implied), whether or not legally binding and any amendment, supplement or modification (whether oral or written) in respect of any of the foregoing.

“Copyrights”—as defined in Section 3.22(a)(iii).

“DAC”—as defined in the Recitals of this Agreement.

“Disclosure Schedule” or “Disclosure Schedules”—one or all of the disclosure schedules attached to and made a part of this Agreement.

“Effective Time”—as defined in Section 2.6.

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, joint or co-ownership or similar restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”—soil, land surface and subsurface strata, surface waters (including navigable and nonnavigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liability”—any Loss, obligation or other responsibility resulting from or arising under an Environmental Law or an Occupational Safety and Health Law.

“Environmental Law”—any Legal Requirement that provides for or relates to:

(a)	advising appropriate authorities, employees or the public with respect to the use of any Hazardous Material, the Release or Threat of Release of Hazardous Material, violation of discharge or emission limits or other prohibitions or any Hazardous Activity or any activity, such as resource extraction or construction, that is likely to have a significant effect on the Environment;

(b)	preventing or reducing to acceptable levels the Release of Hazardous Material into the Environment;

(c)	reducing the quantities, or minimizing or controlling the hazardous characteristics, of Hazardous Material that are generated;

(d)	assuring that products are designed, formulated, packaged, and used so that they do not present an unreasonable risk to human health or the Environment when used or disposed of;

(e)	protecting the Environment;

(f)	reducing the risks involved in the transportation of Hazardous Material;

(g)	the cleanup of Hazardous Material that has been Released, preventing its Release, or addressing the Threat of Release, or paying the costs of such actions; or

(h)	making a Person compensate any other Person for damage done to its health or property or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets or resources.

“Equity Security” or “Equity Securities”—in respect of any Person, (a) any capital stock or similar security; (b) any security convertible into or exchangeable for any security described in clause (a); (c) any option, warrant, call, put, exchange right, subscription or other right to purchase, convert or otherwise acquire any security described in clauses (a) or (b); and (d) any “equity security” within the meaning of the Exchange Act.

“ERISA”—the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”—each Acquired Company, Associated Company and any entity considered a single employer with Seller for purposes of Section 414 of the Code and the Treasury Regulations issued thereunder.

“Exchange Act”—the Securities and Exchange Act of 1934, as amended.

“Excluded Assets”—as defined in Section 2.3(b).

“Facilities”—any real property owned or operated or formerly owned or operated by the Business or any Acquired Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars, and rolling stock) that is an Acquired Asset or that is owned or operated or was formerly owned or operated by any Acquired Company.

“Financial Statements”—as defined in Section 3.4(a).

“GAAP”—generally accepted accounting principles in the United States.

“Governmental Authorization”—any (a) Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; (b) right under any Contract with any Governmental Body; or (c) certificate or accreditation issued by a Governmental Body.

“Governmental Body”—any:

(a)	nation, state, province, zone, authority, enterprise, county, city, town, borough, village, district or other jurisdiction;

(b)	federal, state, local, provincial, municipal, foreign, multinational or other government;

(c)	governmental or quasi-governmental authority of any nature (including any agency, enterprise, authority, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)	body exercising or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, whether local, national or international;

(e)	organization independently evaluating and accrediting manufacturers based on quality standards; or

(f)	official of any of the foregoing.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Material and any other act, business, operation or activity that increases the danger, or poses a risk of harm, to the Environment.

“Hazardous Material”—any substance, material or waste that is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste that is defined or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde or polychlorinated biphenyls.

“HP”—as defined in the Recitals to this Agreement.

“Indemnified Person”—as defined in Section 9.6(a).

“Indemnifying Person”—as defined in Section 9.6(a).

“Intellectual Property Assets”—as defined in Section 3.22(a).

“Invention Disclosures”—as defined in Section 3.22(c)(i).

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—

(a)	An individual will be deemed to have Knowledge of a particular fact or other matter if:

(i)	that individual is actually aware of that fact or matter; or

(ii)	a prudent individual is likely to be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty in this Agreement.

(b)	A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, manager, executor, owner or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in clause (a) above).

“Knowledge of Seller”—Knowledge of Ramsey.

“Legal Requirement”—any constitution, law ordinance, principle of common law, code, rule, regulation, statute, act, treaty or order of general applicability of any Governmental Body, including rules and regulations promulgated thereunder.

“Loss”—any cost, loss, liability, obligation, claim, cause of action, damage, deficiency, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), fine, penalty, judgment, award, assessment or diminution of value.

“Major Customers”—as defined in Section 3.25.

“Marks”—as defined in Section 3.22(a)(i).

“Material Adverse Change”—any event, change, development or occurrence that, individually or together with any other event, change, development or occurrence, is materially adverse to the Business or the business, condition (financial or otherwise), assets, results of operations or prospects of any Acquired Company.

“Material Consents”—as defined in Section 3.2(c).

“Net Names”—as defined in Section 3.22(a)(vii).

“Occupational Safety and Health Law”—any Legal Requirement designed to promote safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act and similar provisions, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to promote safe and healthful working conditions.

“Order”—any order, injunction, judgment, decree, ruling, assessment, certificate or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)	is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and

(b)	does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Organizational Documents”—(a) the articles or certificate of incorporation or like document and the bylaws or like document of a corporation; (b) the certificate of formation or like document and limited liability company agreement, operating agreement or like agreement of a limited liability company; (c) any charter or agreement or similar document adopted or filed or a license granted or issued by a Governmental Body in connection with the creation, formation or organization of a Person; and (d) any amendment to or restatement of any of the foregoing.

“Patents”—as defined in Section 3.22(a)(ii).

“Permitted Encumbrances”—(a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable (except Taxes arising out of the Contemplated Transactions or events constituting a condition to the Closing under this Agreement or assessments for public improvements levied, pending or deferred against Real Property); (b) Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed or such Encumbrances registered or otherwise perfected); (c) statutory Encumbrances in favor of lessors arising in connection with any property leased to any Acquired Company (provided the lessor has not given notice of or registered or perfected its lien rights); and (d) Encumbrances disclosed in the Financial Statements.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, other entity, arbitrator or a Governmental Body.

“Plan”—as defined in Section 3.13(a).

“Proceeding”—any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Ramsey”—as defined in the Recitals of this Agreement.

“Real Property”—as defined in Section 3.6(b).

“Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative”—with respect to a particular Person, includes any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor or legal counsel of such Person.

“Reviewed Financial Statements”—as defined in Section 3.4(a).

“Securities Act”—the Securities Act of 1933, as amended.

“Seller”—as defined in the first paragraph of this Agreement.

“Seller Non-Competition Agreement”—as defined in Section 5.8.

“Shares”—as defined in Section 2.1(a).

“Sherbet”—as defined in the Recitals of this Agreement.

“Software”—as defined in Section 3.22(a)(v).

“Straddle Period”—as defined in Section 6.3(a).

“Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, Social Security, unemployment, disability, real property, personal property, sales, use, transfer, value added, concession, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”—a Person that is not an Acquired Company, Associated Company or a Party to this Agreement or any affiliate of any of the foregoing.

“Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding, including a claim asserted by a Governmental Body.

“Threat of Release”—a reasonable possibility of a Release that is likely to require action (including triggering notification or reporting under Environmental Law) in order to prevent or mitigate damage to the Environment that is likely to result from such Release.

“Trade Secrets”—as defined in Section 3.22(a)(vi).

“Transferred Employee” or “Transferred Employees”—as defined in Section 5.3(a).

“Variable Interest Entities”—HP, Sherbet, Cayman, VN and DAC.

“VN”—as defined in the Recitals of this Agreement.

2. SALE AND TRANSFER OF

SHARES AND ACQUIRED ASSETS; CLOSING

2.1	SHARES AND THE ACQUIRED ASSETS

(a) Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller (as legal and beneficial owner) shall sell and transfer to Buyer, free and clear of any Encumbrance, (i) the Equity Securities of each of Cayman and DAC (the “Shares”), and (ii) all assets used by or useful in the conduct of the Business (collectively, the “Acquired Assets”).

(b) Without limiting the generality of the foregoing, but excluding the Excluded Assets described in Section 2.3, Acquired Assets shall include each of the following:

(i) all tangible personal property used by or useful in the conduct of the Business, including equipment, machinery, furniture, fixtures, office furniture, computers and related hardware, supplies, spare parts, tools and other tangible personal property, together with any express or implied warranty by the manufacturers or sellers of any item or component part thereof and all maintenance records and other documents relating thereto, including all property set forth on Schedule 2.1(b)(i);

(ii) all the accounts receivable of Seller and Associated Companies related to the Business outstanding as of the Closing and to shipments made through Closing (“Accounts”), the accounts receivable reserve and all bank accounts into which proceeds of the Accounts are deposited;

(iii) all saleable inventory at Closing (including finished goods, work in progress and raw materials) owned by Seller and HP, wherever located;

(iv) the name “Spitfire” and “Spitfire Control” and all derivatives of either, U. S. Patents 5,917,779 and 7,825,345, all telephone and facsimile numbers used by the Business, all other Intellectual Property Assets and all files related to all Intellectual Property Assets;

(v) all cash, deposits, and prepaid expenses related to the Business;

(vi) all tax refunds of DAC and VN;

(vii) all books, discs, tapes and other tangible and electronic records related to the Acquired Assets or exclusively related to the Business, including engineering drawings, documentation and records, bills of material, design and manufacturing processes, quality documentation and records, sales data, customer lists and information, information concerning account debtors, bids, drawings, designs, specifications, process information, and performance data, supplier lists and information, marketing prospects and information, vendor information and software programs;

(viii) all other claims, rights and choses in action relating to the Business and against any party other than any Acquired Company, including against Emerson Electric Co. with respect to the Stock and Asset Purchase Agreement between Seller and Emerson Electric Co. dated June 5, 2009 and all agreements related thereto (collectively, the “2009 Emerson Agreement”);

(ix) all rights of Seller in, to and under the Assumed Contracts;

(x) all personnel records relating to the Transferred Employees;

(xi) to the extent transferable, all Governmental Authorizations, including permits, licenses, certificates, consents, variances, approvals, and environmental permits, relating to the Business or the ownership or operation of the Acquired Assets, to and including those set forth on Schedule 3.14(b);

(xii) the intercompany debt of Cayman to Seller in the approximate amount of $2,983,500, which debt is reflected on the Reviewed Financial Statements as a “Note receivable-related party” held by HP and a “Note payable-related party” owed by Cayman, that was transferred to Seller by HP in advance of the Closing;

(xiii) the goodwill of the Business; and

(xiv) all other assets and property necessary for the operation of the Business.

On the Closing, Seller shall execute and deliver to Buyer a transfer, assignment, bill of sale and assumption agreement.

2.2	LIABILITIES AND OBLIGATIONS TO BE ASSUMED

Subject to the terms and conditions hereof, on the Closing Date and as of the Effective Time, Seller agrees to assign and transfer to Buyer and Buyer agrees to assume only the following:

(a) the obligations of Seller (with respect to the Business) under the Contracts listed on Schedule 2.2(a) or Governmental Authorizations listed on Schedule 3.14(b) (the “Assumed Contracts”) to the extent such obligations or authorizations are applicable to and accrue with respect to periods subsequent to the Effective Time;

(b) the trade accounts payable and accrued expenses of Seller with respect to the Business outstanding as of the Closing Date that are specifically agreed to between Seller and Buyer (including as to amounts) within 30 days after the Closing; and

(c) the inter-company payables of HP to DAC and Seller to VN with respect to the Business outstanding as of the Closing Date that are specifically agreed to between Seller and Buyer (including as to amounts) within 30 days after the Closing.

The obligations referred to in this Section 2.2 are sometimes hereinafter collectively referred to as the “Assumed Liabilities.”

2.3	EXCLUDED LIABILITIES AND EXCLUDED ASSETS

(a) Seller does not assign to Buyer and Buyer does not hereby and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or liability whatsoever, contingent or otherwise, including:

(i)	except as expressly described in Section 2.2, any liabilities of Seller, including any liability for Taxes resulting from the Contemplated Transactions or the transactions among Seller, the Associated Companies and the Acquired Companies in anticipation of the Closing;

(ii)	except as expressly described in Section 2.2(c), any liabilities of any Associated Company;

(iii)	any liability with respect to any claim, whether made before or after the Effective Time, involving allegations of personal injury (including death) or property damage arising from, or otherwise related to, the design, manufacture, marketing, sale, distribution or use of any product of the Business sold or manufactured before the Effective Time;

(iv)	any liabilities of the Business before the Effective Time and not specifically (including as to amount) described in Section 2.2; and

(v)	any other claim, liability or obligation arising out of the ownership or use of the Acquired Assets by Seller or an affiliate of Seller or the Business, or out of circumstances, occurrences or operation of the Business, in each case prior to the Effective Time other than those described in Section 2.2.

(b) Without limiting the generality of the foregoing, Seller does not transfer or sell to Buyer and Buyer and Buyer does not hereby and will not acquire or assume any of the following assets of Seller (collectively, the “Excluded Assets”):

(i)	excess and obsolete inventory of Seller or HP;

(ii)	any inter-company receivables of Seller owed by HP; or

(iii)	a forklift located in Crystal Lake, IL and any vehicles.

2.4	PURCHASE PRICE

The purchase price for the Shares, the Acquired Assets and the Seller Non-Competition Agreement is set forth on Exhibit 2.4 hereto.

2.5	ADDITIONAL PAYMENTS

The calculation and other terms of the additional payments payable hereunder (“Additional Payments”) are set forth on Exhibit 2.5 hereto.

2.6	CLOSING

The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer, commencing at 10:00 a.m. (local time) on May 31, 2012, or at such other date and time as Buyer and Seller may otherwise agree, provided that on or prior to that date all conditions set forth in Articles 7 and 8 have been satisfied or waived (other than conditions to be satisfied on the Closing Date). If all conditions set forth in Articles 7 and 8 are not satisfied or waived by May 31, 2012, the Closing will take place five Business Days following notice given by Buyer stating that all conditions set forth in Articles 7 and 8 have been satisfied or waived (other than conditions to be satisfied on the Closing Date). The Closing will be deemed to be effective as of 11:59 p.m. on May 31, 2012 (the “Effective Time”) for tax and accounting purposes.

2.7	CLOSING DELIVERIES

(a) At the Closing or within the time described in Schedule 2.7(a) hereto, Seller shall deliver to Buyer the documents described on Schedule 2.7(a) and such other documents as Buyer may reasonably request to facilitate the consummation or performance of any Contemplated Transaction.

(b) At the Closing or within the time described in Schedule 2.7(b) hereto, Buyer shall deliver to Seller the documents described on Schedule 2.7(b) and such other documents as Seller may reasonably request to facilitate the consummation or performance of any Contemplated Transaction.

(c) Any such documents that are not delivered at the Closing or within the time described in Schedule 2.7(a) or Schedule 2.7(b) shall be delivered as soon as possible thereafter, but not later than June 30, 2012.

3. REPRESENTATIONS AND

WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1	ORGANIZATION AND GOOD STANDING

(a) Schedule 3.1(a) lists, for Seller and each Acquired Company, its legal name, its type of legal entity, its jurisdiction of organization and, if applicable, each jurisdiction in which it is qualified to do business as a foreign entity. Each of Seller and the Acquired Companies is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is being conducted, to own or use its assets, including the Acquired Assets, and to perform all its obligations under the Applicable Contracts binding on it. Each of Seller and the Acquired Companies is duly qualified to do business and is in good standing under the laws of each jurisdiction that requires such qualification.

(b) Seller has delivered to Buyer copies of the Organizational Documents of each Acquired Company. No Acquired Company is in default under or in violation of any of its Organizational Documents.

(c) None of Seller, an Acquired Company or an Associated Company has conducted business under or otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed or trade name other than the names listed in Schedule 3.1(c).

3.2	ENFORCEABILITY AND AUTHORITY; NO CONFLICT

(a) This Agreement and each other agreement to be delivered by Seller or Ramsey hereunder has been duly executed and delivered by Seller or Ramsey, respectively, and constitutes the legal, valid and binding obligation of Seller and Ramsey, respectively, enforceable against Seller and Ramsey, respectively, in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and Seller and Ramsey have the capacity to execute and deliver, and to perform its obligations under, this Agreement and each other agreement to be delivered by Seller or Ramsey hereunder to which it is a party.

(b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time):

(i)	conflict with (A) any Organizational Document of Seller or any Acquired Company; or (B) any resolution adopted by the board of directors, shareholders or managers (or Persons exercising similar authority) of Seller or any Acquired Company;

(ii)	conflict with or give any Governmental Body or other Person the right to challenge any Contemplated Transaction or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, any Acquired Company, the Acquired Assets or any assets owned or used by any Acquired Company is likely to be subject;

(iii)	conflict with or result in the loss of any benefit to which Seller, the Business or any Acquired Company is entitled under, or give any Governmental Body the right to revoke, cancel, terminate or modify, any Governmental Authorization held by the Business or any Acquired Company or that otherwise relates to the Acquired Assets or the business of, or any assets owned or used by, any Acquired Company;

(iv)	cause Buyer or any Acquired Company to become liable for payment of any Tax;

(v)	cause any Acquired Assets or any assets owned or used by any Acquired Company to be reassessed by any Governmental Body;

(vi)	conflict with, result in the loss of a benefit under, Breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under or cancel, terminate or modify any Applicable Contract;

(vii)	result in the imposition of any Encumbrance with respect to any Acquired Assets or any assets owned or used by any Acquired Company; or

(viii)	result in or give any other Person the right or option to cause or declare: (A) a loss of any Intellectual Property Asset; (B) the release, disclosure or delivery of any Intellectual Property Asset by or to any escrow agent or other Person; or (C) the grant or transfer to any other Person of any license, Encumbrance or other right or interest in any Intellectual Property Asset.

(c) Schedule 3.2(c) sets forth each of the Consents and Governmental Authorizations as are necessary or desirable to allow Buyer to acquire and own the Shares and the Acquired Assets, assume the Assumed Liabilities and to operate the Business and for the Acquired Companies to own and operate the business of each Acquired Company from and after the Closing (the “Material Consents”). Except for the Material Consents, no Seller or Acquired Company is or shall be required to give notice to, obtain Consent from, or make any payment to any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any Contemplated Transactions.

3.3	CAPITALIZATION

(a) The authorized Equity Securities of Cayman consist of 50,000 shares, US$1.00 each, of which 10,000 Equity Securities have been issued. Seller is the owner (of record and beneficially) of all of the issued Equity Securities of Cayman, free and clear of all Encumbrances, including any restriction on the right of Seller to transfer the Equity Securities of Cayman to Buyer pursuant to this Agreement. All the outstanding Equity Securities and charter capital of Cayman have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) The authorized Equity Securities of VN consist of charter capital of US$508,747. Cayman is the sole member of VN and sole owner (of record and beneficially) of all of the Equity Securities of VN, free and clear of all Encumbrances, including any restriction on the right of Cayman to transfer the Equity Securities of VN at any time. All the outstanding Equity Securities and charter capital of VN have been duly authorized and validly issued, and are fully paid and non-assessable.

(c) The authorized Equity Securities of DAC consist of one thousand (1,000) shares and represent a value of 50,000 Pesos Mexican Currency of fixed capital of DAC. The names of the owners (of record and beneficially) and the number of shares of each owner is set forth on Schedule 3.3(c). Each such owner owns its interest free and clear of all Encumbrances, including any restriction on the right of the owners to transfer the Equity Securities of DAC to Buyer and its nominee(s) pursuant to this Agreement. All the outstanding Equity Securities and charter capital of DAC have been duly authorized and validly issued, and are fully paid and non-assessable.

(d) The instruments of transfer for the Shares to be delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller’s entire interest in the Shares (of record and beneficially). Upon delivery to Buyer and its nominee(s) of the instruments of transfer and the certificates representing the Shares, and the registrations with the Governmental Bodies described on Schedule 3.2(c), Buyer and its nominee(s) will receive good title to the Shares, free and clear of all Encumbrances.

(e) Except as set forth in Schedule 3.3(e), there are no shareholder or other Contracts relating to any Equity Security of any Acquired Company, including the sale, voting or transfer thereof. No outstanding Equity Security of any Acquired Company was issued in violation of any Legal Requirement. There does not exist any outstanding subscription, option, warrant, put, call or exchange right, convertible security or other Contract or other obligation giving any Person the right to acquire any Equity Security of any Acquired Company.

(f) No Acquired Company owns, or is a party to or bound by any Contract to acquire any Equity Security of any Person or any direct or indirect equity or ownership interest in any other business. No Acquired Company is obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution or otherwise) in any other Person.

(g) Except as set forth in Schedule 3.3(g), since December 31, 2011, Seller has not made any distribution to any of its shareholders, officers or directors or member of the family of one of its shareholders, officers or directors other than salaries paid in the Ordinary Course of Business and disclosed to Buyer on Schedule 3.20(a).

3.4	FINANCIAL STATEMENTS

(a) Seller has delivered to Buyer, or will deliver to Buyer:

(i) the reviewed consolidated balance sheets of Seller and Variable Interest Entities as at December 31, 2010 and December 31, 2009, and the related reviewed consolidated statements of income, changes in shareholders’ equity and cash flows for each of the twelve months then ended on such dates, including the notes thereto, together with the report thereon of Seller’s independent public accountants,

(ii) the internally prepared consolidated balance sheet of Seller and Variable Interest Entities as at December 31, 2011, and the related internally prepared consolidating statement of operations for the twelve months then ended, certified by Ramsey, the chief executive officer of Seller, and

(iii) the internally prepared consolidated balance sheets of Seller and Variable Interest Entities as at January 31, 2012, February 29, 2012, March 31, 2012, April 30, 2012 and May 31, 2012, and the related internally prepared consolidating statements of income for the one, two and three months, respectively, then ended, certified by Ramsey, the chief executive officer of Seller, (collectively, the statements delivered under Section 3.4(a)(i), (ii) and (iii) are referred to as the “Reviewed Financial Statements”),

(iv) the internally prepared consolidated financial statements of Seller and Variable Interest Entities as at December 31, 2010, and December 31, 2011, and the related internally prepared statements of income, changes in shareholders’ equity and cash flows for each of the nine months then ended (on such dates), certified by Ramsey, the chief executive officer of Seller,

(v) the audited consolidated financial statements of Seller and Variable Interest Entities as at March 31, 2011, and March 31, 2012, and the related audited statements of income, changes in shareholders’ equity and cash flows for each of the twelve months then ended (on such dates), including the notes thereto, together with the report thereon of BDO USA, LLP, independent public accountants,

(vi) the audited balance sheets of DAC as at December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011, and the related audited statements of income, changes in shareholders’ equity and cash flows for each of the twelve months then ended (on such dates), including the notes thereto, together with the report thereon of DAC’s independent public accountants, and

(vii) the audited balance sheets of VN as at December 31, 2007, December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011, and the related audited statements of income, changes in shareholders’ equity and cash flows for each of the twelve months then ended (on such dates), including the notes thereto, together with the report thereon of VN’s independent public accountants, (collectively, the statements delivered under Section 3.4(a)(iv), (v), (vi) and (vii) are referred to as the “Audited Financial Statements” and the Reviewed Financial Statements and the Audited Financial Statements are referred to as the “Financial Statements.”

(b) The Financial Statements (i) fairly present the consolidated financial condition and the results of operations, changes in shareholders’ equity, and cash flows of each of the companies subject thereto as at the respective dates of, and for the periods referred to in, the Financial Statements, and (ii) were prepared in accordance with GAAP, subject, in the case of the financial statements delivered under Section 3.4(a)(iii), to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those included in the Financial Statements). The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the Financial Statements. No financial statements of any Person other than Seller or the Variable Related Entities are required by GAAP to be included or reflected in the Financial Statements. The Financial Statements were prepared from, and are consistent with, the accounting records of Seller, each Acquired Company and each Associated Company. None of the companies subject to the Financial Statements received an adverse letter from any independent accounting firm involved in the preparation of said Financial Statements with respect to any of the years audited or reviewed by said Financial Statements.

3.5	BOOKS AND RECORDS

(a) The books of account and other tangible and electronic records of each Acquired Company, all of which have been delivered to Buyer, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices. The accounting system used by VN has been registered with the Ministry of Finance in accordance with the Legal Requirements. The Acquired Companies have implemented and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) The minute books of each Acquired Company contain complete and correct records of all meetings held of, and actions taken by written consent or otherwise of, the holders of voting securities, the directors, managers or Persons exercising similar authority, and committees of the directors, managers or such Persons of such Acquired Company, and no meeting of any such holders, directors, managers, Persons or committees thereof has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books. Each Acquired Company has complied with all Legal Requirements relating to all such actions. Each Acquired Company has at all times maintained complete and correct records of all issuances, transfers and cancellations of its Equity Securities. At the Closing, all such minute books and records will be delivered to or as directed by Buyer.

(c) Seller has maintained correct and complete tangible and electronic records with respect to the ownership, operation and maintenance of the Acquired Assets and the operation of the Business, including personnel records for all employees of the Acquired Companies and for all of the Transferred Employees. At the Closing, all such records will be delivered to or as directed by Buyer.

(d) Seller shall deliver to Buyer the cash disbursements list of each of Seller, HP, DAC, Cayman and VN as of the Closing Date and bank reconciliations for each through the Closing Date, in each case within 15 days after the Closing.

3.6	REAL AND PERSONAL PROPERTY

(a) None of Seller, the Acquired Companies or the Associated Companies has owned or now owns any real property used for the conduct of the Business.

(b) Schedule 3.6(b) lists all real estate leased by Seller or any Acquired Company as a lessee, sub-lessee or assignee (the “Real Property”), including the address of the premises leased and the company that leases the same. All Real Property is leased pursuant to valid written leases listed in Schedule 3.17(a). Such leases contain the entire agreement between the landlord of each of the leased premises and the tenant, and there is no other Contract between the landlord and the tenant affecting such Real Property. None of Seller or any Acquired Company leases Real Property as a lessor or sub-lessor. Except as set forth in Schedule 3.6(b), Seller’s and the Acquired Companies’ leasehold interests in the Real Property are held by Seller or the respective Acquired Company free and clear of all Encumbrances other than Permitted Encumbrances and there shall be no interruption in use thereof by the Business after the Closing. Certificates of occupancy are in full force and effect for each location of Real Property, and the uses thereof being made by the Business do not violate any applicable zoning, subdivision, land use or other Legal Requirement. No Third Party has a right to acquire any of Seller’s or any Acquired Company’s leasehold interests in the Real Property. To the Knowledge of Seller, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain Proceeding that would prevent or hinder the continued use after the Closing of any such parcel of Real Property. Each parcel of the Real Property is served by water, gas, electricity, telecommunications, sanitary, sewer and other utilities, services and systems sufficient (including as to capacity) to enable the continued operation thereof by Buyer after the Closing. None of the Real Property is located within a flood plain for flood insurance purposes.

(c) Except as set forth in Schedule 3.6(c), Seller and the Acquired Companies own all tangible personal property reflected as owned in the Financial Statements (other than inventory sold since the Balance Sheet Date in the Ordinary Course of Business), free and clear of all Encumbrances other than Permitted Encumbrances, and all such property is physically located on property leased or owned by Seller or an Acquired Company, as applicable. All the tangible personal property purchased or otherwise acquired by Seller or the Acquired Companies since the Balance Sheet Date (other than inventory acquired and sold since the Balance Sheet Date in the Ordinary Course of Business) is owned by Seller (and included in the Acquired Assets) or by an Acquired Company free and clear of all Encumbrances, other than Permitted Encumbrances, and is physically located on property leased or owned by Seller or an Acquired Company, as applicable.

(d) Seller has delivered to Buyer a copy of the fixed asset register of Seller and each Acquired Company (per location) as of the Balance Sheet Date. Each such register contains a list of the Acquired Assets or fixed assets of the applicable Acquired Company, respectively, as of the Balance Sheet Date. Seller shall deliver to Buyer an updated fixed asset register of Seller and each Acquired Company (per location) as of the Closing Date within 15 days after the Closing.

3.7	CONDITION AND SUFFICIENCY OF ASSETS

(a) The Acquired Assets and all buildings, plants, structures, and equipment and other tangible personal property owned or leased by the Acquired Companies are in good operating condition and repair, reasonable wear and tear only excepted, are, without regard to any wear and tear, adequate for the uses to which they are being put and are located within the boundaries of the Real Property. None of such buildings, plants, structures, equipment or other tangible personal property is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost.

(b) The Acquired Assets and all assets owned or leased by each Acquired Company constitute all the assets used in connection with the Business. Such assets constitute all the assets necessary for Buyer and each Acquired Company to continue to conduct the Business following the Closing as it is being conducted before the Closing without interruption, and shall continue to be available to use or consume in the operation of the Business after the Closing without interruption.

3.8	ACCOUNTS RECEIVABLE

All accounts receivable of Seller and each Acquired Company, whether or not reflected on the Financial Statements, represent valid obligations arising from sales actually made or services actually performed by the vendor in the Ordinary Course of Business. To the Knowledge of Seller, the accounts receivable of Seller and each Acquired Company are current and collectible in the Ordinary Course of Business. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, with respect to any account receivable. Seller has delivered to Buyer a preliminary copy of the aging of all accounts receivable of Seller and each Acquired Company as of the Closing Date. Seller shall deliver to Buyer an updated aging of all accounts receivable of Seller and each Acquired Company as of the Closing Date within 10 days after the Closing.

3.9	INVENTORIES

All inventories of Seller and each Acquired Company, whether or not reflected on the Financial Statements, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business and other than goods in transit or inventory sold since the Balance Sheet Date, are physically located either on the Real Property or at one of the consignment locations listed on Schedule 3.6(c). Seller and the Acquired Companies are in possession only of inventory and other property that is owned or leased by such company. All inventories are valued at the lower of cost or market value on a first-in, first-out basis consistent with past practice used in the preparation of the Financial Statements. The reserve for obsolescence with respect to inventories is adequate and calculated consistent with past practice. Inventories that were purchased after the Balance Sheet Date were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase for items of similar quality and quantity. The quantities of each item of inventory are not excessive, but are reasonable for the continued operation of the Business in the Ordinary Course of Business. Seller shall deliver to Buyer an inventory reconciliation of the February, 2012 physical inventory and monthly inventory roll forwards of each of Seller, VN and DAC (related) for each month through the Closing Date within 20 days after the Closing.

3.10	NO UNDISCLOSED LIABILITIES

Except as set forth in Schedule 3.10, neither the Business nor any Acquired Company has any liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) other than liabilities or obligations to the extent shown on the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date.

3.11	TAXES—ACQUIRED COMPANIES

(a) Filed Returns and Tax Payments

(i)	Each Acquired Company has filed or caused to be filed on a timely basis all Tax Returns that were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.

(ii)	No Acquired Company has requested any extension of time within which to file any Tax Return, except as to a Tax Return that has since been timely filed.

(iii)	All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are complete and correct and comply with applicable Legal Requirements.

(iv)	Each Acquired Company has paid, or made provision for the payment of, all Taxes that have become due for all periods covered by any Tax Return or otherwise, including pursuant to any assessment received by Seller or any Acquired Company, except such Taxes, if any, that are listed in Schedule 3.11(a)(iv) and that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided in the Financial Statements.

(v)	Each Acquired Company has withheld or collected and paid to the proper Governmental Body or other Person all Taxes required to be withheld, collected or paid by it.

(vi)	Schedule 3.11(a)(vi) lists each Tax Return filed or required to be filed by any Acquired Company since January 1, 2008, and Seller has delivered to Buyer copies of all such Tax Returns.

(vii)	No claim has ever been made by any Governmental Body in a jurisdiction where any Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and there is no reasonable basis for such a claim.

(b) Audited or Closed Tax Years

(i)	Except as set forth in Schedule 3.11(b)(i), all Tax Returns of each Acquired Company have been audited by the Governmental Body with jurisdiction or are closed by the applicable statute of limitations for all taxable years through 2011.

(ii)	Schedule 3.11(b)(ii) lists all audits by a Governmental Body since January 1, 2008 of any Tax Returns filed by or with respect to any Acquired Company, whether past, pending or subject to notice, including a description of the nature and, if completed, the outcome of each audit, and if pending, the issues that have been raised in writing, and whether any issue was raised that is likely to recur in a later period. Seller has delivered copies of any reports, statements of deficiencies or similar items with respect to such audits to Buyer. Schedule 3.11(b)(ii) describes all adjustments to any Tax Return filed by or with respect to any Acquired Company for all taxable years since January 1, 2008, and the resulting deficiencies proposed by the auditing Governmental Body, all of which have been paid or settled or, as set forth in Schedule 3.11(b)(ii), are being contested in good faith by appropriate Proceedings. Except as set forth in Schedule 3.11(b)(ii), to the Knowledge of Seller, no Governmental Body will assess any additional taxes against any Acquired Company for any period for which Tax Returns have been filed. To the Knowledge of Seller, there are no threatened Proceedings for or relating to Taxes, and there are no matters under discussion with a Governmental Body with respect to Taxes.

(iii)	Except as set forth in Schedule 3.11(b)(iii), no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company is likely to be liable.

(c) Accruals and Reserves

The charges, accruals and reserves with respect to Taxes on the accounting records of each Acquired Company and reflected in the Financial Statements are at least equal to that Acquired Company’s liability for Taxes.

(d) Status of Acquired Companies

No Acquired Company has been a member of any affiliated group of corporations which has filed a combined, consolidated or unitary income Tax Return with any Governmental Body. No Acquired Company is liable for the Taxes of any Person under any applicable Legal Requirement, as a transferee or successor, by contract or otherwise.

(e) Miscellaneous

(i)	There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar agreement, arrangement, understanding or practice oral or written, with respect to Taxes that will require any payment by any Acquired Company.

(ii)	No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(iii)	Except as set forth in Schedule 3.11(e)(iii), no Acquired Company has received, been the subject of, or requested a written ruling of a Governmental Body relating to Taxes, and no Acquired Company has entered into a Contract with a Governmental Body relating to Taxes that would have a continuing effect after the Closing Date.

(iv)	Except as set forth in Schedule 3.11(e)(iv), no Encumbrance for Taxes exists with respect to any assets of any Acquired Company.

3.12	TAXES—SELLER

(a) Schedule 3.12(a) lists each federal Tax Return filed or obligated to be filed by Seller since January 1, 2009.

(b) Except as set forth on Schedule 3.12(b), Seller has timely and properly filed all Tax Returns it is required to file as of the Closing Date with respect to the Business or the Acquired Assets. All such Tax Returns are true, accurate and complete in all material respects and were prepared in material compliance with all applicable laws. Except as set forth on Schedule 3.12(b), Seller is not currently the beneficiary of any extension of time within which to file any Tax Returns with respect to the Business or the Acquired Assets.

(c) All Taxes (whether or not reflected in Tax Returns as filed) due and payable by Seller as of the Closing Date with respect to the Business or the Acquired Assets have been timely and fully paid, other than Taxes arising as a result of the sale of the Acquired Assets to Buyer.

(d) Except as set forth in Schedule 3.12(d), no claim has been made by any authority in a jurisdiction where Seller or an Associated Company does not file Tax Returns with respect to the Business or the Acquired Assets that it is or may be subject to taxation in that jurisdiction, and there is no reasonable basis for such a claim.

(e) There are no Encumbrances on any of the Acquired Assets or the Business that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) Seller has withheld and timely paid all Taxes required to have been withheld and paid as of the Closing Date in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, relating to the Acquired Assets or the operations of the Business including amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or foreign law), and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g) There are no audits or examinations of any Tax Returns of Seller with respect to the Business or the Acquired Assets pending or, to the Knowledge of Seller, threatened. There is no pending dispute or claim concerning any liability for Taxes of Seller with respect to the Business either (i) claimed or raised by any authority in writing or (ii) as to which Seller has Knowledge. Seller has not agreed to any waiver or tolling of any statute of limitations currently in effect with respect to any Tax Returns, nor has Seller agreed to any extension of time with respect to a Tax assessment or deficiency currently in effect, in each case with respect to the Business.

(h) No Seller is a foreign person within the meaning of Section 1445(f)(3) of the Code.

(i) None of the Acquired Assets or Assumed Liabilities has been or is likely to be treated as a partnership for United States federal income tax purposes.

(j) Except as set forth on Schedule 3.12(j), none of the Assumed Liabilities is a Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(k) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.

(l) Seller has disclosed on its federal income Tax Returns with respect to the Business or the Acquired Assets all positions taken therewith that are likely to give rise to a substantial understatement of federal income Tax with the meaning of Section 6662 of the Code.

(m) Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and (ii) has no liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar Legal Requirement) as a transferee or successor, by contract or otherwise.

3.13	EMPLOYEE BENEFITS

(a) Schedule 3.13(a) lists each “employee benefit plan” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, policy, practice or Contract (whether qualified or nonqualified, effective or terminated, written or unwritten) and any trust, escrow or other Contract related thereto that (i) is maintained or contributed to by an Acquired Company, (ii) provides benefits to, or describes policies or procedures applicable to, any current or former director, officer, employee or service provider of an Acquired Company or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof, or (iii) is mandated by Legal Requirements (each, a “Plan”). Schedule 3.13(a) identifies as such any Plan that is a plan intended to meet the requirements of Section 401(a) of the Code.

(b) Other than communications related to the sale of the Acquired Assets and the Business as contemplated herein, neither Seller nor any Acquired Company has communicated to any employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement related to the Business.

(c) Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and the tax-exempt status of any trust which forms a part of such Plan; all amendments to any such Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter or included in an application for such a letter that is currently pending with the IRS; and to the Knowledge of Seller, no event has occurred since the date of such determination letter that is likely to adversely affect such qualification or tax-exempt status.

(d) No liability has been or is expected to be incurred by Seller, any ERISA Affiliate or the Business (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Title I or IV or ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that is likely to, following the Closing, become or remain a liability of the Business or become a liability of Buyer or of any employee benefit plan established or contributed to by Buyer and no event, transaction or condition has occurred or exists that is likely to result in any such liability to the Business or, following the Closing, Buyer.

(e) Each Plan has been operated and administered in all materials respects in compliance with all Legal Requirements, except for any failure to comply that, individually or together with all other such failures, has not and will not result in a material liability or obligation on the part of the Business, or, following the Closing, Buyer and has not had or resulted in, and will not have or result in, a Material Adverse Change. There are no material pending or, to the Knowledge of Seller, threatened claims by or on behalf of any of the Plans, by any employee or otherwise involving any such Plan or the assets of any Plan other than routine claims for benefits.

(f) Except as set forth in Schedule 3.13(f), neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any “employee benefit pension plan” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides health-related benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Plan is self-insured.

(h) At no time has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code and neither Seller nor any ERISA Affiliate has completely or partially withdrawn from such a multiemployer plan. Neither Seller nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any “multiple employer plan” within the meaning of Section 4063 and 4064 of ERISA or to any plan described in Section 413 of the Code.

(i) All contributions required to have been made by Seller and each ERISA Affiliate to any Plan under the terms of any such Plan or pursuant to any applicable labor or collective bargaining agreement or Legal Requirements have been made within the time prescribed by any such Plan, agreement or Legal Requirements.

(j) No employee of the Business is or may become entitled to post-employment benefits of any kind by reason of employment in the Business, including death or medical benefits (whether or not insured), other than (a) coverage provided pursuant to the terms of any Plan specifically identified as providing such coverage in Schedule 3.13(j) or mandated by Section 4980B of the Code or similar U.S. state law or (b) benefits payable under any Plan qualified under Section 401(a) of the Code.

3.14	COMPLIANCE

(a) Except as set forth in Schedule 3.14(a):

(i)	Seller and each Acquired Company and Associated Company have at all times been in compliance with each Legal Requirement or Order that is or was applicable to the Business or an Acquired Company or the conduct of its business or the ownership or use of any of its assets including the Acquired Assets. Without limiting the generality of the foregoing, all tangible personal property of DAC listed on the Financial Statements or acquired since the Balance Sheet Date is physically located in Mexico and has been accounted for in accordance with all applicable import-export Laws of Mexico;

(ii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) is likely to constitute or result in a violation by the Business or any Acquired Company of any Legal Requirement or Order or lead to its revocation before any applicable expiration date, or (B) is likely to give rise to any obligation on the part of the Business, owner of the Acquired Assets or any Acquired Company to undertake or to bear all or any portion of the cost of, any remedial action; and

(iii)

none of Seller, any Acquired Company or any Associated Company has received any correspondence, notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation by the Business or an Acquired Company of, or failure of the Business or an Acquired Company to comply with, any Legal Requirement or Order, (B) any actual, alleged or potential violation by the Business of, or failure of the Business or an Acquired Company to comply with, any Legal Requirement or Order, (C) any actual, alleged or potential obligation on the part of the Business, an Acquired Company, owner of the Acquired Assets or any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action, or (D) any actual or threatened revocation or other termination of a Governmental Authorization before its stated expiration. Without limiting the generality of the foregoing, Cayman has not received any correspondence from the Cayman Islands Registrar of Companies other than routine correspondence regarding the filing of annual reports.

(b) Schedule 3.14(b) lists each Governmental Authorization that is held by Seller or an Associated Company that relates to the Acquired Assets or the Business, or by any Acquired Company. Each Governmental Authorization listed in Schedule 3.14(b) is valid and in full force and effect. Except as set forth in Schedule 3.14(b):

(i)	since January 1, 2010, each Seller, Acquired Company and Associated Company has at all times been in compliance with each such Governmental Authorization;

(ii)	no event has occurred or circumstance exists that is likely to (with or without notice or lapse of time) (A) result, directly or indirectly, in a failure on the part of Seller, an Acquired Company or an Associated Company to comply with any Governmental Authorization listed in Schedule 3.14(b), (B) result, directly or indirectly, in a failure on the part of Seller, an Acquired Company or an Associated Company as to the ownership, use, purchase or sale of any of the Acquired Assets to comply with any Governmental Authorization listed in Schedule 3.14(b), (C) result, directly or indirectly, in the suspension, cancellation, termination or modification of any such Governmental Authorization, or (D) result, directly or indirectly, in the revocation or other termination of a Governmental Authorization before its stated expiration;

(iii)	neither Seller, an Acquired Company nor an Associated Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation of, or failure to comply with, any such Governmental Authorization, or (B) any actual, proposed or potential suspension, cancellation, termination or modification of any such Governmental Authorization; and

(iv)	all applications required to have been filed for the renewal or reissuance of the Governmental Authorizations listed in Schedule 3.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) The Governmental Authorizations listed in Schedule 3.14(b) constitute all Governmental Authorizations necessary to permit Buyer, and after the Closing without any further action Buyer shall be entitled, to lawfully own and operate the Acquired Assets and to conduct the Business after the Closing in the manner in which it is conducted before the Closing, and each Acquired Company lawfully to continue to conduct its business in the manner in which it conducts such business and to own and use its assets in the manner in which it owns and uses such assets.

3.15	LEGAL PROCEEDINGS

(a) Except as set forth in Schedule 3.15(a), there has not been, and there is not now pending or, to the Knowledge of Seller, threatened, any Proceeding:

(i) since January 1, 2007, by or against Seller or any Associated Company that relates to or is likely to affect the Acquired Assets or the Business;

(ii) by or against an Acquired Company or the Shares, including as to winding up, dissolution, insolvency or receivership;

(iii) by or against an Acquired Company as to winding up, dissolution, insolvency or receivership; or

(iv) that challenges or that is likely to have the effect of imposing limitations or conditions on, or otherwise interfering with, any Contemplated Transaction.

(b) To the Knowledge of Seller, no event has occurred or circumstance exists that is likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each pending or threatened Proceeding listed in Schedule 3.15(a). None of the pending or threatened Proceedings listed in Schedule 3.15(a), individually or in the aggregate, will or is likely to reasonably be expected to result in an adverse consequence to any Acquired Asset, the Business or any Acquired Company of more than $10,000.

3.16	ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Schedule 3.16, since December 31, 2011, Seller and each Acquired Company and Associated Company has conducted the Business only in the Ordinary Course of Business, and there has not been any:

(a) change in the authorized or issued Equity Securities of any Acquired Company; redemption, retirement or other acquisition by any Acquired Company of any Equity Security of any Acquired Company other than Seller’s acquisitions of the Shares of Cayman from Sherbet and of 998 of the Shares of DAC from HP; or declaration or payment of any dividend or other distribution or payment in respect of the Equity Securities of Seller or any Acquired Company;

(b) amendment to the Organizational Documents of any Acquired Company;

(c) increase or decrease by Seller or any Acquired Company of any bonus, salary, benefit or other compensation to any holder of an Equity Security, director, manager, officer, member, employee or consultant or entry into or amendment of any employment, severance, bonus, retirement, loan or other Contract with any holder of any Equity Security, director, manager, officer, member, employee or consultant;

(d) adoption of, amendment to or increase or decrease in the payments to or benefits under any Plan;

(e) damage of more than $10,000 to or loss of any Acquired Asset or any asset owned or used by any Acquired Company, whether or not covered by insurance;

(f) entry into, modification, termination or expiration of, or receipt of notice of termination of, any Applicable Contract listed in Schedule 3.17(a) other than customer orders;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, other disposition of or imposition of an Encumbrance on any Acquired Asset or any asset owned or used by any Acquired Company involving more than $10,000;

(h) release or waiver of any claim or right of any Acquired Company or of Seller or any Associated Company related to an Acquired Asset, in each case with a value in excess of $10,000;

(i) change in the accounting methods used by Seller or any Acquired Company;

(j) capital expenditure (or series of related capital expenditures) by Seller or any Acquired Company involving more than $10,000 that has not been approved by Seller;

(k) capital investment in, loan to or acquisition of the securities or assets of any Person by Seller or any Acquired Company;

(l) note, bond, debenture or other indebtedness for borrowed money issued, assumed or guaranteed (including advances on existing credit facilities) involving more than $10,000 by Seller or any Acquired Company;

(m) Contract by any Acquired Company or Seller to do any of the foregoing; or

(n) other occurrence, event, action, failure to act or transaction outside the Ordinary Course of Business involving Seller, any Acquired Assets or any Acquired Company involving more than $10,000.

3.17	CONTRACTS

(a) Schedule 2.2(a) lists, and Seller has delivered to Buyer a copy of, each Assumed Contract. Schedule 3.17(a) lists, and Seller has delivered to Buyer a copy of, each other Applicable Contract:

(i)	involving the performance of services, delivery of goods or materials or payments by the Business or any Acquired Company of more than $10,000;

(ii)	involving the performance of services, delivery of goods or materials or payments to the Business or any Acquired Company of more than $10,000;

(iii)	affecting the ownership or use of or any leasehold or other interest in any real or personal property used by the Business (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with remaining terms of less than one year);

(iv)	with respect to Intellectual Property Assets, including Contracts with current or former employees, consultants or contractors, regarding the ownership, use, protection or nondisclosure of any of the Intellectual Property Assets;

(v)	with any labor union or other employee representative of a group of employees of an Acquired Company relating to wages, hours or other conditions of employment;

(vi)	involving any joint venture, partnership or limited liability company agreement involving a sharing of profits, Taxes or other Losses by the Business or any Acquired Company with any other Person;

(vii)	containing covenants that restrict the right or freedom of the Business or any Acquired Company or any other Person for the benefit of the Business or any Acquired Company to (A) engage in any business activity; (B) compete with any Person; (C) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person; or (D) use or transfer any rights to any Acquired Asset;

(viii)	providing for payments to or by any Person based on the Business’s sales, purchases or profits (other than direct payments for goods), or relating to a distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, manufacturing, assembly or product design and development relationship with the Business or an Acquired Company involving more than $10,000;

(ix)	containing a power of attorney granted in connection with the Business or by any Acquired Company;

(x)	providing for an express undertaking by the Business or any Acquired Company to be responsible for consequential, special or liquidated damages or penalties or to indemnify any other party;

(xi)	for capital expenditures in excess of $10,000;

(xii)	involving payments to or from the Business or an Acquired Company that are not denominated in its local currency;

(xiii)	involving the settlement, release, compromise or waiver of any rights, claims, obligations, duties or liabilities of the Business or an Acquired Company involving more than $10,000;

(xiv)	relating to indebtedness of any Acquired Company in excess of $10,000;

(xv)	relating to the employment of any employee of the Business;

(xvi)	under which any Acquired Company has loaned to, made an investment in, or guaranteed the obligations of, any Person in excess of $10,000;

(xvii)	relating to any bond or letter of credit;

(xviii)	containing any obligation of confidentiality or nondisclosure between Seller (with respect to the Business) or any Acquired Company and any other Person for the benefit of the Business, any Acquired Company or such other Person; and

(xix)	relating to intercompany sales or transfer pricing.

(b) Except as set forth in Schedule 3.17(b):

(i)	each Applicable Contract is in full force and effect, and is valid and enforceable in accordance with its terms; and

(ii)	the completion or performance of each Applicable Contract for the sale of goods or services will not result in less than normal profit margins to the Business.

(c) Except as set forth in Schedule 3.17(c):

(i)	Seller and each Acquired Company, as applicable, has been in compliance with each Applicable Contract since the effective date of such Applicable Contract;

(ii)	to the Knowledge of Seller, each other Person that has any obligation or liability under any Applicable Contract has been in compliance with such Applicable Contract since the effective date of such Applicable Contract;

(iii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to conflict with or result in a Breach of, or give Seller or any Acquired Company or other Person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or revoke, cancel, terminate, or modify, any Applicable Contract;

(iv)	no event has occurred or circumstance exists under or by virtue of any Applicable Contract that (with or without notice or lapse of time) is likely to cause the creation of any Encumbrance affecting any Acquired Assets or any assets owned or used by any Acquired Company; and

(v)	neither Seller nor any Acquired Company has given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual or potential Breach of any Applicable Contract.

(d) There is no renegotiation of, attempt to renegotiate or outstanding rights to renegotiate any Applicable Contract with any Person, and no Person has made written demand for such renegotiation.

(e) Each Applicable Contract relating to the sale, design, manufacture, distribution or provision of products or services by the Business or an Acquired Company has been entered into in the Ordinary Course of Business and without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, in violation of any Legal Requirement.

3.18	INSURANCE

(a) Schedule 3.18(a) lists all insurance policies (other than those disclosed on Schedule 3.13(a)) under which either Seller (with respect to the Business or the Acquired Assets) or an Acquired Company is an insured or a beneficiary or for which it is liable to pay premiums and further sets forth the name of the insurer, type and expiration dates of coverage, deductible and annual premium for each such policy. Seller has furnished Buyer copies of all such policies and a history of all claimed losses under such policies or their predecessors in the past five years, except that, with respect to workers’ compensation claims, Seller has furnished Buyer with a history of all claimed losses in the past three years. Except as noted on Schedule 3.18(a), the policies listed thereon will be outstanding and in full force and effect on the Closing Date, provide coverage against such risks and in such amounts as are historically maintained by Seller and each Acquired Company, taken together, provide adequate insurance coverage for the assets and the operations of each Acquired Company for all risks to which such Acquired Company is normally exposed and are sufficient for compliance with applicable Legal Requirements and all Applicable Contracts to which any Acquired Company is a party or by which it is bound.

(b) Schedule 3.18(b) describes the manner in which Seller (with respect to the Business or the Acquired Assets) and the Acquired Companies insure or self-insure with respect to workers’ compensation liability. Schedule 3.18(b) lists each incident or claim that creates or is likely to create a workers’ compensation liability of the Business or any Acquired Company in the past three years, and the related disposition and accrual with respect to such incident or claim. Neither Seller nor any Acquired Company has received any notice that, and neither Seller nor any Acquired Company has any reason to believe, based on its incident or claim experience or otherwise that, its workers’ compensation insurance premiums or expenses will increase in the next 12 months or, if self-insured, that it will not be permitted to continue to self-insure without increase in any related bonds, letters of credit or other form of financial security.

3.19	ENVIRONMENTAL MATTERS

Except as set forth in Schedule 3.19:

(a) Seller and each Acquired Company has at all times complied with all Environmental Laws;

(b) neither Seller nor any Acquired Company nor any other Person for whose conduct any of them is or is likely to be held responsible has received any Order, notice or other communication (written or oral) relating to any actual or potential failure to comply with any Environmental Law or any actual or potential Environmental, Health and Safety Liability;

(c) there are no pending or, to the Knowledge of Seller, threatened claims or Encumbrances resulting from any Environmental, Health and Safety Liability or arising under or pursuant to any Environmental Law, and no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to result in any Acquired Company or any other Person for whose conduct any of them is or is likely to be held responsible having any Environmental, Health and Safety Liability or violating any Environmental Law, with respect to or affecting any of the Facilities, the Acquired Assets, the Business or any other asset owned or used by any Acquired Company or in which it has an interest;

(d) there is no Hazardous Material present on or under the Facilities or, to the Knowledge of Seller, any geographically, geologically, hydraulically or hydro-geologically adjoining property (“Adjoining Property”). No Seller, Acquired Company, any other Person for whose conduct any of them is or is likely to be held responsible, or, to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities, the Business, any Acquired Asset or any other asset in which any Acquired Company has or had an interest;

(e) none of the Facilities and, to the Knowledge of Seller, no Adjoining Property, contains any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments or disposal areas; and

(f) Seller has delivered to Buyer copies of all reports, studies, analyses or tests initiated by or on behalf of or in the possession of Seller, any Acquired Company or any Associated Company pertaining to the environmental condition of, Hazardous Material or Hazardous Activity in, on or under the Facilities, the Business or any Adjoining Property, or concerning compliance by Seller or any Acquired Company or any other Person for whose conduct any of them is or is likely to be held responsible with Environmental Laws.

3.20	EMPLOYEES AND CONSULTANTS

(a) Schedule 3.20(a) lists the following information for the Transferred Employees and the employees of each Acquired Company, including each such employee on leave of absence or layoff status: employer, name, job title, date of hiring or date of commencement of employment (if different), rate of compensation, bonus arrangement, and any change in compensation or bonus since January 1, 2011, any vacation, seniority, sick time and personal leave accrued as of the Balance Sheet Date, service credited for purposes of vesting and eligibility to participate under any Plan, and details of leave of absence or layoff. Seller shall deliver to Buyer the vacation, seniority, sick time and personal leave accruals as of May 31, 2012 for the employees of DAC and VN within 5 days after the Closing. Cayman, HP and Sherbet have no employees, independent contractors, consultants or sales agents.

(b) Schedule 3.20(b) lists the following information for every independent contractor, consultant or sales agent of the Business: names of service recipients and service providers, responsibilities, date of engagement, and compensation. Each such independent contractor, consultant or sales agent qualifies as an independent contractor in relation to Seller, such Acquired Company or such Associated Company for purposes of all applicable Legal Requirements, including those relating to Taxes, insurance, and employee benefits.

(c) Except as set forth in Schedule 3.20(c), to the Knowledge of Seller, (i) no director, officer or other key employee of any Acquired Company intends to terminate such Person’s employment with such Acquired Company, and (ii) no independent contractor, consultant or sales agent intends to terminate such Person’s arrangement with any Acquired Company.

(d) There are no retired employees or directors of Seller who are receiving or are scheduled to receive, or whose dependents are receiving or are scheduled to receive, benefits from the Business in the future other than benefits under Seller’s 401(k) Plan or in connection with COBRA or an equivalent state statute.

(e) Seller has not violated the Worker Adjustment and Retraining Notification Act or any similar state or local Legal Requirement, in effect from time to time.

(f) To the Knowledge of Seller, no director, officer, employee, agent, consultant, manager or independent contractor of Seller or any Acquired Company is bound by any Contract or subject to any Order that purports to limit the ability of such director, officer, employee, agent, consultant, manager or independent contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or the business of any Acquired Company or (ii) to assign to the Business or any Acquired Company any rights to any invention, improvement or discovery. No former or current employee of Seller or any Acquired Company is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or is likely to affect the ability of the Business or any Acquired Company to continue to conduct its business as conducted.

3.21	LABOR DISPUTES; COMPLIANCE

(a) Seller and each Acquired Company has at all times complied with, and paid or accrued on the Financial Statements all amounts due under, all Legal Requirements relating to employment practices, terms and conditions of employment, plant closings, equal employment opportunity, nondiscrimination, sexual harassment, immigration, work permits, wages, hours, benefits, retirement, severance, collective bargaining and similar requirements, the payment of Social Security and Taxes, and of amounts under Occupational Health and Safety Laws. No Acquired Company is liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Except as set forth in Schedule 3.21(b):

(i)	neither Seller nor Acquired Company is or has been a party to any collective bargaining agreement or other labor contract, no collective bargaining agreement is currently being negotiated, no application or petition for an election of, right of representation by or certification of a collective bargaining agent is pending and, to the Knowledge of Seller, no organizing effort is currently being made with respect to employees of Seller or any Acquired Company;

(ii)	since January 1, 2007 for Seller, Cayman or VN, and since the date of Seller’s acquisition of DAC pursuant to the 2009 Emerson Agreement, there has not been, there is not pending or existing, and, to the Knowledge of Seller, there is not threatened, any strike, slowdown, picketing, work stoppage, employee grievance process, organizational activity, lockout of any employees or other labor dispute involving Seller or any Acquired Company;

(iii)	to the Knowledge of Seller, no event has occurred or circumstance exists that is likely to provide the basis for any work stoppage or other labor dispute involving Seller or any Acquired Company; and

(iv)	since January 1, 2007 for Seller, Cayman or VN, and since the date of Seller’s acquisition of DAC pursuant to the 2009 Emerson Agreement, there has not been, and there is not pending or, to the Knowledge of Seller, threatened against or affecting Seller or any Acquired Company any Proceeding or charge asserted relating to the alleged violation of any Legal Requirement pertaining to labor relations or practices, discrimination, harassment or retaliation or other employment matters of the Business, including any charge or complaint filed with the National Labor Relations Board, Equal Employment Opportunity Commission or any Governmental Body with authority for employment-related matters, and no event has occurred or circumstance exists that is likely to provide the basis for any such violation or charge.

3.22	INTELLECTUAL PROPERTY ASSETS

(a) Definition of Intellectual Property Assets

The term “Intellectual Property Assets” means all intellectual property owned, licensed (as licensor or licensee), or used by an Acquired Company or by Seller or an Associated Company in the Business, including:

(i)	the names “Spitfire,” “Spitfire Control,” “Spitfire Controls” and “Spitfire International” and names of each Acquired Company and any derivative of any of the foregoing, and all assumed, fictional, business and trade names, registered and unregistered trademarks, service marks, and logos, and trademark and service mark applications (collectively, “Marks”);

(ii)	patents, patent applications (collectively, “Patents”), and Invention Disclosures;

(iii)	registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)	all rights in mask works (as defined in Section 901 of the Copyright Act of 1976);

(v)	software (including firmware and other software embedded in hardware devices or circuits created by or for the Business), software code (including source code and executable or object code for all such software), subroutines, interfaces, including APIs, and algorithms (collectively “Software”);

(vi)	all know-how, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, codes, inventions and discoveries, whether or not patentable or copyrightable or subject to a lapsed patent or copyright, which in each case is not generally known to the public and provides a competitive advantage to the Business (collectively, “Trade Secrets”); and

(vii)	all rights in Internet websites, Internet domain names, and keywords, and all derivatives thereof, held or used by Seller in connection with the Business or by an Acquired Company (collectively “Net Names”).

(b) Nature of Intellectual Property Assets

(i)	The Intellectual Property Assets that are owned by Seller and included with the Acquired Assets or owned by an Acquired Company, together with the Intellectual Property Assets licensed by Seller and listed in Schedule 3.17(a), are all those used in or necessary for the conduct of the Business. Seller or one or more Acquired Companies is the owner of each of the owned Intellectual Property Assets, or holder of the licensed Intellectual Property Assets, in each case free and clear of any Encumbrance, and has the right to use them without payment or any accounting to any Person. None of Seller, any Acquired Company or any Associated Company is bound by, and none of the owned Intellectual Property Assets is subject to, any Contract that in any way limits or restricts the ownership or the ability to use, exploit, assert or enforce any such Intellectual Property Asset anywhere in the world. Seller and each Acquired Company, as applicable, are in compliance with the terms of each license of the licensed Intellectual Property Assets. After the Closing, Buyer will have the rights to use all Intellectual Property Assets in the same manner as Seller and each Acquired Company, as applicable, are used before the Closing without payment to any Person.

(ii)	All former and current employees or independent contractors of the Business have executed written Contracts with the appropriate company that assign to Seller or an Acquired Company all rights to any inventions, improvements, discoveries or information, and works of authorship of such employee or independent contractor relating to the Business.

(iii)	Since January 1, 2008, none of Seller, any Acquired Company or any Associated Company has assigned or otherwise transferred any interest in, or agreed to assign or otherwise transfer any interest in, any Intellectual Property Asset used in the Business to any other Person.

(iv)	None of Cayman, VN or DAC owns any Intellectual Property Assets and after the Closing, none of Seller nor any Associated Company will own any Intellectual Property Assets.

(c) Patents

(i)	Seller owns three, and only three, Patents related to the Business: US Patent 5,917,779, US Patent 5,886,430 and US Patent 7,825,345. The Acquired Companies own no Patents. Schedule 3.22(c) lists all invention disclosures relating to inventions conceived or reduced to practice by one or more officers, employees or independent contractors of the Business or other parties with whom Seller, any Acquired Company or any Associated Company may have collaborated in connection with developments on behalf of the Business (“Invention Disclosures”). Seller is transferring to Buyer hereunder all Patents and Invention Disclosures free and clear of all Encumbrances. Any such officers, employees or independent contractors of the Business, other parties or other inventors involved in any Invention Disclosure is either Ramsey or a Transferred Employee. Seller has delivered to Buyer all files related to Invention Disclosures.

(ii)	US Patent 5886430 has lapsed. US Patent 5,917,779 and US Patent 7,825,345 are in compliance with all applicable Legal Requirements (including payment of filing, examination and maintenance fees, and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees, taxes or actions falling due within 90 days after the Closing Date. Seller has not licensed either US Patent 5,917,779 or US Patent 7,825,345 to any party at any time. No Invention Disclosure describes any invention that has been publicly disclosed or offered for sale, creating a bar to filing patent applications within 90 days after the Closing.

(iii)	No Patent has been or is involved in any interference, reissue, reexamination or opposition Proceeding, and, to the Knowledge of Seller, no such Proceeding is threatened. To the Knowledge of Seller, there is no potentially interfering patent or patent application of any Person with respect to any Patent. No Patent is or has been infringed or has been challenged or, to the Knowledge of Seller, no such challenge is threatened.

(iv)	No products have been or are being made, used or sold under the Patents.

(d) Marks

(i)	Schedule 3.22(d) lists all Marks, including the name of the company that owns or uses such Mark.

(ii)	Except as set forth in Schedule 3.22(d), all Marks have been registered with the United States Patent and Trademark Office and foreign countries where the Business or any of the Acquired Companies do substantial business related to the goods or services associated with such Marks, are in compliance with all applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees, taxes or actions falling due within 90 days after the Closing Date.

(iii)	No Mark has been or is involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Knowledge of Seller, no such Proceeding is threatened.

(iv)	To the Knowledge of Seller, there is no potentially interfering trademark or trademark application of any Person with respect to any Mark.

(v)	No Mark is or has been infringed or has been challenged and, to the Knowledge of Seller, no such challenge is threatened. None of the Marks used by the Business or any Acquired Company infringes or is alleged to infringe any trade name, trademark or service mark of any Person.

(vi)	All products and materials containing a registered Mark bear the proper federal registration notice where permitted by law.

(e) Copyrights

(i)	Schedule 3.22(e) lists all registered Copyrights and all material unregistered Copyrights used in connection with the products or services provided by Seller or any Acquired Company, including the name of the company that owns or uses such Copyright.

(ii)	All registered Copyrights are in compliance with all applicable Legal Requirements, and all the Copyrights listed in Schedule 3.22(e) are valid and enforceable, and are not subject to any maintenance fees, taxes or actions falling due within 90 days after the Closing Date.

(iii)	No Copyright listed in Schedule 3.22(e) is or has been infringed or has been challenged, and, to the Knowledge of Seller, no such challenge is threatened. None of the subject matter of any Copyright infringes or is alleged to infringe any copyright of any Person or is a derivative work based upon the work of any other Person.

(iv)	All works encompassed by the Copyrights listed in Schedule 3.22(e) have been marked with the proper copyright notice.

(f) Trade Secrets

(i)	The documentation relating to each Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)	Seller and each Acquired Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of each Trade Secret, including the enforcement by them of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in such company’s standard form, and all current and former employees and independent contractors of Seller and each Acquired Company have executed such an agreement.

(iii)	No Trade Secret is part of the public knowledge or literature or has been used, divulged or appropriated either for the benefit of any Person (other than Seller or an Acquired Company) or to the detriment of the Business. No Trade Secret is subject to any adverse claim or has been challenged, and, to the Knowledge of Seller, no such challenge is threatened. No Trade Secret infringes or is alleged to infringe any intellectual property right of any Person.

(g) Software

All Software owned, licensed or used by the Business (other than commonly available, non-customized third-party software licensed to an Acquired Company for internal use on a nonexclusive basis) is listed in Schedules 3.22(g), and any licenses or other agreements related thereto is listed on Schedule 3.17(a). The Business has paid all fees related to its ownership or use of Software, and after the Closing Buyer and the Acquired Companies will have, all rights to all owned Software, free of any Encumbrances, and all rights to use all copies of all licensed third party Software used by the Business without payment to any Person.

(h) Net Names

(i)	Schedule 3.22(h) lists all Net Names, including the name of the company that owns or uses such Net Name.

(ii)	All Net Names have been registered in the name of Seller (in which case they all are included with the Acquired Assets) or an Acquired Company and are in compliance with all applicable Legal Requirements.

(iii)	No Net Name has been or is involved in any dispute, opposition, invalidation or cancellation Proceeding and, to the Knowledge of Seller, no such Proceeding is threatened.

(iv)	To the Knowledge of Seller, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Net Name.

(v)	No Net Name is or has been infringed or has been challenged and, to the Knowledge of Seller, no such challenge is threatened. No Net Name infringes or is alleged to infringe the trademark, copyright or domain name of any other Person.

3.23	COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTI-BOYCOTT LAWS

None of Seller, any Acquired Company or any Associated Company, and no Representative of any thereof, in its capacity as such, has violated the Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Business does business. Seller, each Acquired Company and each Associated Company has at all times complied with all Legal Requirements relating to import, export control and trade sanctions or embargoes. None of Seller, any Acquired Company or any Associated Company has violated the anti-boycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code or similar Legal Requirement in any jurisdiction where any one of them does business.

3.24	RELATIONSHIPS WITH RELATED PERSONS; TRANSFER PRICING

(a) Except as set forth in Schedule 3.24(a), none of Ramsey, any officer or director of Seller, an Associated Company or an Acquired Company or member of Ramsey’s family (a) has any interest in any Acquired Asset; (b) is the owner (of record or beneficially) of any Equity Security or any other financial or profit interest in, a Person that has (i) had business dealings or a financial interest in any transaction with any Acquired Company or (ii) engaged in competition with any Acquired Company other than ownership of less than one percent of the outstanding capital stock of a Person that is listed on any national or regional securities exchange; or (c) is a party to any Applicable Contract with or has any claim or right against, any Acquired Company.

(b) Seller and each of the Associated Companies and Acquired Companies have complied with the transfer pricing rules under Section 482 of the Code and the Treasury Regulations issued thereunder and any similar Legal Requirement.

3.25	CUSTOMERS

Schedule 3.25 lists for each of 2009, 2010 and 2011 the names of the customers that were, in the aggregate, the ten largest customers of Seller (“Major Customers”). Except as set forth in Schedule 3.25, in 2012, the volume of sales to each Major Customer is on par with volume for the same period in 2011, and no Major Customer has given Seller notice (written or oral) terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Applicable Contract or relationship with any Acquired Company or threatening to take any of such actions, and, to the Knowledge of Seller, no Major Customer intends to do so.

3.26	SUPPLIERS

In 2012, no supplier that is one of the ten largest suppliers in terms of dollar value of products or services, or both, to the Business has given Seller or an Acquired Company notice (written or oral) terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Applicable Contract or relationship with the Business or any Acquired Company or threatening to take any of such actions, and, to the Knowledge of Seller, no Major Supplier intends to do so.

3.27	PRODUCT LIABILITIES AND WARRANTIES

(a) All sales by the Business to unaffiliated third parties are made by Seller. No Acquired Company or Associated Company sells any products or services of the Business to an unaffiliated third party. Except as set forth in Schedule 3.27(a), Seller has not incurred any Loss as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered or any service provided by the Business, whether such Loss is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any other Legal Requirement or otherwise. No Governmental Body or other Person has alleged that any product designed, manufactured, sold, leased, licensed or delivered or services provided by the Business (or any product containing any such product or service) is defective or unsafe or fails to meet any product warranty or any standards promulgated by a Governmental Body. No product designed, manufactured, sold, leased, licensed or delivered by the Business (or any product containing any such product or service) has been recalled, and neither Seller nor any Acquired Company has received any notice of recall (written or oral) of any such product from any customer, supplier, Governmental Body or other Person. No event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to result in any such liability or recall.

(b) Except as set forth in Schedule 3.27(b), Seller has not given to any Person any product or service guaranty or warranty, right of return or other indemnity relating to the products designed, manufactured, sold, leased, licensed or delivered or services performed by the Business. Seller has legally excluded liability for all special, incidental, punitive and consequential damages to any customer, dealer or distributor of the Business or any customer of any such dealer or distributor.

3.28	NO MATERIAL ADVERSE CHANGE

Since December 31, 2011, neither the Business nor any Acquired Company has suffered any Material Adverse Change and no event has occurred, and no circumstance exists, that can reasonably be expected to result in a Material Adverse Change.

3.29	BROKERS OR FINDERS

None of Seller, any Acquired Company nor any Associated Company, and none of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or other similar payment in connection with this Agreement or the Contemplated Transactions.

3.30	DISCLOSURE

No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedules or otherwise in connection with the Contemplated Transactions contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

4. REPRESENTATIONS AND

WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1	ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2	ENFORCEABILITY AND AUTHORITY; NO CONFLICT

(a) This Agreement and each other agreement to be delivered by Buyer hereunder has been duly executed and delivered by Buyer, and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its obligations under, this Agreement and each other agreement to be delivered by Buyer hereunder to which it is a party.

(b) After taking into account third party consents that Buyer has received, neither the execution and delivery of this Agreement nor the consummation or performance of any Contemplated Transaction will directly or indirectly (with or without notice or lapse of time):

(i)	conflict with (A) any Organizational Document of Buyer, or (B) any resolution adopted by the board of directors or the shareholders of Buyer;

(ii)	conflict with or give any Governmental Body or other Person the right to challenge any Contemplated Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer or any assets owned or used by Buyer, is subject; or

(iii)	conflict with, Breach or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under or to accelerate the maturity or performance of or payment under or to cancel, terminate or modify, any Contract to which Buyer is a party.

4.3	INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4	CERTAIN PROCEEDINGS

There is no Proceeding pending against Buyer that challenges or is likely to have the effect of preventing, making illegal or otherwise interfering with, any Contemplated Transaction. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.5	BROKERS OR FINDERS

Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee or other similar payment in connection with this Agreement or the Contemplated Transactions.

5. COVENANTS OF PARTIES

5.1	PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Seller shall cause all indebtedness owed by an Acquired Company to any of Seller, Ramsey, any Associated Company or any Related Person of Seller that is not an Assumed Liability to be paid in full prior to Closing.

5.2	ACQUISITION OF SHARES, ACQUIRED ASSETS AND ASSUMED LIABILITIES

It is a condition to Buyer’s obligation to consummate the Contemplated Transactions that Seller acquire before the Closing and at no cost or Tax to Buyer all of the Shares and such of the Acquired Assets that are owned or controlled by a Person other than Seller or an Acquired Company and such of the Assumed Contracts that are not held by Seller, immediately before the Closing; provided, however, that Buyer agrees that Seller may cause a nominee to transfer a nominal number of DAC Shares to a nominee of Buyer to comply with Legal Requirements in Mexico. Not later than one Business Day before the Closing, Seller shall demonstrate, to Buyer’s satisfaction, that Seller (and nominee as required by the foregoing sentence) has, or at Closing will have, title to all of the Shares and Acquired Assets, free and clear of all Encumbrances and challenges by any Governmental Body or other Person. Seller will take all action requested by Buyer, whether before or after Closing, to secure for Buyer rights under the Assumed Liabilities.

5.3	OBLIGATIONS WITH RESPECT TO SELLER’S EMPLOYEES

(a) On the Closing Date, Seller will terminate the employment of, and Buyer will offer employment to, the current active employees of Seller listed on Schedule 5.3(a) on terms and conditions provided by Buyer to Buyer’s similarly situated employees immediately before the Closing. Any such employee who is hired by Buyer shall be hereinafter referred to as a “Transferred Employee;” provided, however, that nothing shall be construed to limit or restrict Buyer’s ability to terminate the employment of any Transferred Employee following the Closing or to establish or change the terms of such employment, including any particular level of benefits. Seller shall cooperate with Buyer in connection with the hiring of the Transferred Employees.

(b) Coverage for Transferred Employees under Buyer’s compensation and employee plans and other programs shall commence as of the date provided in such plans and programs, provided, however, that for purposes of eligibility and vesting (but not benefit accrual), each Transferred Employee shall receive credit under Buyer’s employee benefit plans and policies for each such Transferred Employee’s period of service with Seller through the Closing Date.

(c) Seller shall be responsible for all employment-related liabilities (including withholding and reporting obligations) with respect to all of the employees and former employees of the Business (including the Transferred Employees) incurred or accrued prior to the Closing or as a result of the Closing, including any liabilities in connection with all salaries, wages, termination pay, wrongful dismissal claims, vacation and holiday pay, employment insurance premiums, workers’ compensation payments, plant closing laws, income tax and applicable qualified retirement plan deductions and other payments to be made to or on behalf of such individuals or otherwise, whether such liabilities arise or are asserted before or after Closing. Buyer shall be responsible for all such employment-related liabilities incurred or accrued for the period beginning on the day after the Closing with respect to the Transferred Employees in their capacity as employees of Buyer. and the employees of VN and DAC on the Closing Date. For the avoidance of doubt, (i) Buyer shall have no obligations with respect to any former employees or those employees of Seller who are not offered employment by Buyer or who decline Buyer’s offer of employment and therefore do not become Transferred Employees, (ii) Buyer shall not assume or be obligated under any Contracts, commitments or undertakings between Seller and its employees or former employees, and (iii) Seller shall not assume or be obligated under any Contracts, commitments or undertakings between Buyer and the Transferred Employees. Without limiting the generality of the foregoing, in accordance with applicable Legal Requirements, Seller will pay its employees who are Transferred Employees all accrued compensation through the Closing Date, including wages, bonuses, earned and accrued but unpaid vacation leave, government-mandated benefits and business expense and other reimbursements, shall comply with all notice and continuation coverage requirements applicable to group health plans under Section 4980B of the Code and Sections 601 through 608 inclusive under ERISA (“COBRA”) with respect to all medical and health benefits provided by Seller that are subject to COBRA, and shall have sole liability for providing COBRA coverage to any employee who experiences a qualifying event (as such term is defined under COBRA) prior to or on the Closing Date or otherwise in connection with the Contemplated Transactions as defined in the Treasury Regulations under Section 4980B of the Code.

(d) No provision of this Agreement, including this Section 5.3, shall create any third-party beneficiary rights in any Person, including employees or former employees (including any beneficiary or dependent of either) of Seller.

5.4	ACCOUNTS; POWER OF ATTORNEY

(a) Seller grants Buyer an irrevocable power of attorney to take all action necessary or appropriate to collect and enforce any rights in the Accounts. Without limiting the generality of the foregoing power and authority, Seller hereby appoints each of Gary R. Fairhead, Linda K. Frauendorfer, Emily Kuo and any other Persons as are from time to time designated by Buyer in writing by reference to this power of attorney, acting singly, as Seller’s lawful attorney and agent, with power and authority to do any and all acts and things and to execute and deliver, in the name of Seller or otherwise, any and all instruments which said attorneys and agents, and any one of them, determine may be necessary, advisable or required to enable Buyer to collect the Accounts, including to accept, remit and endorse payments, checks and other instruments, sue and otherwise enforce rights to payment thereof, and to perform any other act and thing whatsoever as Seller might or is likely to do personally, with full power of substitution and revocation, hereby ratifying and confirming all that said attorney and agent or its substitute shall lawfully do or cause to be done by virtue hereof.

(b) If any monies, checks, notes, drafts or other payments or proceeds of any Accounts are received by or come into the possession or under the control of Seller, Seller shall remit the same in kind to Buyer within three Business Days after receipt thereof. Seller shall hold any such payments or proceeds as the sole and exclusive property of Buyer, and as trustee for Buyer, and shall segregate and not commingle any of such proceeds in any Seller account until delivered to Buyer.

(c) Seller shall provide Buyer with such assistance as reasonably requested to identify the account debtors and amounts due, administer any claims that may be asserted by an account debtor and collect all payments and proceeds related to the Accounts.

(d) The obligations of the parties under this Section 5.4 shall expire upon Buyer’s collection of all Accounts outstanding as of the Closing Date.

5.5	MATERIAL CONSENTS

(a) To the extent any Material Consent (including any Closing Consent) is not delivered to Buyer prior to Closing, and Buyer agrees to proceed to close the Contemplated Transactions, neither this Agreement nor any bill of sale, assignment and assumption agreement or other transaction document will constitute a contract to assign the same if an attempted assignment would: (i) constitute a Breach thereof; (ii) create rights in others not desired by Buyer; or (iii) create rights in third parties against Seller, an Acquired Company or Buyer.

(b) Pending the receipt of any such Material Consent, (i) Seller or an Acquired Company (as applicable) shall hold any such non-assigned Acquired Assets, Assumed Contracts, other Applicable Contracts, Governmental Authorizations and other Assumed Liabilities for the benefit of and at the risk of Buyer and agrees to cooperate with Buyer in any lawful and reasonable arrangements designed to provide that Buyer shall receive the benefits of Seller’s interest under any such Acquired Asset, Assumed Contract, Governmental Authorization or Assumed Liability, including performance by Seller, as agent, provided that Buyer shall undertake to pay or perform the corresponding liabilities for the enjoyment of such benefits to the extent that Buyer would have been responsible therefor hereunder if such Material Consent had been obtained prior to the Closing, (ii) Seller shall otherwise use its commercially reasonable efforts to (A) obtain or assist Buyer in obtaining any Material Consents not obtained by Seller prior to the Closing Date; and (B) enforce at the request of Buyer any rights of Seller or Buyer (whether direct or indirect) arising from any such Acquired Asset, Assumed Contract, Governmental Authorization or Assumed Liability, including the right to terminate any such Acquired Asset, Assumed Contract, Governmental Authorization or Assumed Liability in accordance with the terms thereof upon the request of Buyer provided that Buyer pays or performs any corresponding liabilities, (iii) Buyer shall reasonably cooperate with Seller and provide such information as may be reasonably requested by Seller or a Third Party to obtain the Material Consents, (iv) neither party shall renew, extend, terminate, decrease, dispose of or otherwise modify the size, scope or terms of any such non-assigned Acquired Asset, Assumed Contract, Governmental Authorization or Assumed Liability without the other party’s prior consent before receipt of the related Material Consent. Upon receipt of a Material Consent, the subject Acquired Asset, Assumed Contract, Governmental Authorization or other Assumed Liability shall be deemed transferred and assigned to Buyer effective as of the Closing Date.

5.6	RESTRICTED STOCK

Buyer shall issue to Seller the restricted stock as described in Exhibit 2.4 hereto.

5.7	ALLOCATION OF PURCHASE PRICE

Seller and Buyer agree that the purchase price as set forth on Exhibit 2.4 shall be allocated to the various assets comprising the Acquired Assets, the Shares and the Seller Non-Competition Agreement in accordance with the exhibit attached hereto as Exhibit 5.7. Seller and Buyer acknowledge that the allocation shall be binding upon the parties for all applicable Tax purposes. Seller and Buyer covenant to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation in all Tax Returns filed by either of them subsequent to the Closing Date and not to take voluntarily any position inconsistent therewith in any Proceeding relating to such Tax Returns. Seller and Buyer shall exchange mutually acceptable and completed IRS Forms 8594, which they shall use to report the transaction contemplated hereunder to the IRS in accordance with such allocation. Should circumstances require that a supplemental IRS Form 8594 be filed as contemplated by Treasury Regulations Section 1.1060-1(e)(1)(ii)(B), Seller and Buyer shall prepare and exchange mutually acceptable supplemental IRS Forms 8594. Seller and Buyer shall each file such supplemental IRS Forms 8594 in the manner described in Treasury Regulations Section 1.1060-1(e)(1)(ii)(B).

5.8	NON-COMPETITION AGREEMENT

On the Closing, Seller shall execute and deliver, and to cause Ramsey to execute and deliver, in favor of Buyer, a non-competition, non-solicitation, and non-disparagement agreement (the “Seller Non-Competition Agreement”).

5.9	INTENTIONALLY OMITTED

5.10	CONSULTING AGREEMENT

On the Closing, Buyer and Seller shall execute and deliver a consulting agreement (the “Consulting Agreement”). Seller shall enter into an arrangement with Ramsey to enable Seller, after the Closing, to have available to it the services of Ramsey with respect to Seller’s performance of its obligations under the Consulting Agreement.

6. COOPERATION

6.1	COOPERATION AND PROCEEDINGS

After the Closing, Seller shall cooperate with Buyer and its accountants and counsel and make itself and the Associated Companies and their Representatives available to Buyer and the Acquired Companies for any matter or task involving or relating to the Business or an Acquired Company, including the preparation of any financial statement (including the Financial Statements), Tax Return or other document or the institution or defense of any Proceeding or Tax-related examination by any Governmental Body. From and after the Closing, the parties shall do such acts and execute and deliver such documents and instruments as may be reasonably required to make effective the Contemplated Transactions including executing and filing any assignments or other documents necessary to formalize the transfer of ownership of any of the Shares or Acquired Assets to Buyer or to assign to or vest in Buyer or perfect Buyer’s title to any Acquired Assets and Intellectual Property Assets, to secure and protect Buyer’s property rights therein throughout the world, and otherwise continue and maintain for the benefit of Buyer and the Acquired Companies the Acquired Assets and the business relationships of the Business or any Acquired Company.

6.2	ACCESS TO RECORDS

For a period of seven years after the Closing, Seller and Buyer will make available to the other any tangible and electronic records in the non-requesting party’s custody or control (which includes the custody or control of any of such non-requesting party’s affiliates) for any matter involving or relating to the Business or an Acquired Company, including preparing any financial statement (including the Financial Statements), Tax Return or other document or the institution or defense of any Proceeding or Tax-related examination of the requesting party or any Acquired Company by any Governmental Body. The requesting party will reimburse the non-requesting party for the reasonable out-of-pocket costs and expenses incurred by the non-requesting party. The non-requesting party will afford access to such records to the requesting party during normal business hours, upon reasonable advance notice given by the requesting party, and subject to such reasonable limitations as the non-requesting party may impose to delete competitively sensitive or privileged information.

7. CONDITIONS PRECEDENT TO

BUYER’S OBLIGATION TO CLOSE

Buyer’s obligations to purchase the Shares and the Acquired Assets and to take the other actions required pursuant to this Agreement to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Buyer):

7.1	ACCURACY OF SELLER’S REPRESENTATIONS

Each of Seller’s representations and warranties herein will be accurate in all respects as of the Closing Date, including with respect to the Financial Statements delivered after the Closing.

7.2	SELLER’S PERFORMANCE

The covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.

7.3	INTENTIONALLY OMITTED

7.4	MATERIAL CONSENTS AND GOVERNMENTAL AUTHORIZATIONS

Buyer will have received, in form and substance satisfactory to Buyer, each of the Material Consents that are listed on Exhibit 7.4 (the “Closing Consents”). Buyer’s agreement that not all of the Material Consents must be delivered to Buyer before the Closing in no way diminishes Seller’s obligation to secure for Buyer each of the Material Consents.

7.5	NO PROCEEDINGS

There will not be in effect any Legal Requirement or Order and there will not have been commenced or threatened any Proceeding (a) involving any challenge to or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction or (b) that is likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, any Contemplated Transaction.

7.6	NO CONFLICT

Neither the consummation nor the performance of any Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), conflict with or cause Buyer or the Business to suffer any adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body or arbitrator.

8. CONDITIONS PRECEDENT TO

SELLER’S OBLIGATIONS TO CLOSE

Seller’s obligations to sell the Acquired Assets and the Shares, enter into (and cause Ramsey to enter into) the Seller Non-Competition Agreement and to take the other actions required pursuant to this Agreement to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by Seller):

8.1	ACCURACY OF BUYER’S REPRESENTATIONS

Each of Buyer’s representations and warranties in this Agreement will be accurate in all material respects as of the Closing Date.

8.2	BUYER’S PERFORMANCE

The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects.

8.3	INTENTIONALLY OMITTED

8.4	NO PROCEEDINGS

There will not be in effect any Legal Requirement or Order and there will not have been commenced or threatened any Proceeding (a) involving any challenge to or seeking relief (monetary or otherwise) in connection with, any Contemplated Transaction or (b) that is likely to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with, any Contemplated Transaction.

9. SURVIVAL; INDEMNIFICATION;

REMEDIES

9.1	SURVIVAL

(a) All representations and warranties contained herein or made pursuant hereto shall survive the Closing hereunder until the date that is three years after the Closing Date, except that the representations and warranties in Section 3.3 (Capitalization) and Section 3.17 (Environmental Matters) shall survive the Closing indefinitely notwithstanding the expiration of the applicable statute of limitations. The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration.

(b) Buyer acknowledges that it has conducted due diligence on the Business. Buyer has disclosed to Seller any issues of concern that Buyer discovered during its due diligence review. However, Seller is responsible for the conduct of the Business through the Closing, including any response it may have made or action taken in response to Buyer’s discovery. The representations and warranties made by a Party herein or in any agreement, certificate, schedule or exhibit delivered in connection with this Agreement may be fully and completely relied upon by the other Party without regard to any investigation made by or on behalf of or knowledge of such other Party, and such other Party may seek indemnification hereunder for any resulting Loss for the Breach of such representation and warranty without regard to such investigation or knowledge. All qualifications, including materiality, of any representations or warranties expressly stated herein and any item listed on a Disclosure Schedule hereto shall be taken into consideration in connection with any claim for indemnification hereunder. Any qualification of a representation or warranty herein or any item listed on a Disclosure Schedule hereto shall qualify that representation or warranty and not any other representation or warranty herein unless reasonably cross referenced.

9.2	INDEMNIFICATION, PAYMENT, AND REIMBURSEMENT BY SELLER

Seller shall indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, shareholders, agents, directors and subsidiaries (collectively, the “Buyer Indemnified Persons”) from, and shall pay to Buyer Indemnified Persons the amount of or reimburse Buyer Indemnified Persons for, any Loss that Buyer Indemnified Persons or any of them may suffer, sustain or become subject to, as a result of, in connection with or relating to:

(a) any Breach of any representation or warranty made by or on behalf of Seller in this Agreement or any other certificate, exhibit, document, statement or other writing delivered by or on behalf of Seller pursuant to this Agreement; or

(b) any Breach of any covenant or obligation of Seller in this Agreement or in any certificate, exhibit, document, statement or other writing delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Environmental, Health and Safety Liability or any Loss related to or arising out of any acts, omissions, events, violations or conditions at the Facilities or the operation of the Business which occurred or existed prior to the Closing

9.3	INDEMNIFICATION, PAYMENT, AND REIMBURSEMENT BY BUYER

Buyer shall indemnify and hold harmless Seller and its Representatives, shareholders, agents and directors (collectively, “Seller Indemnified Persons”) from, and shall pay to Seller Indemnified Persons the amount of or reimburse Seller Indemnified Persons for, any Loss that Seller Indemnified Persons may suffer, sustain or become subject to as a result of, in connection with or relating to:

(a) any Breach of any representation or warranty made by or on behalf of Buyer in this Agreement or other writing delivered by or on behalf of Buyer pursuant to this Agreement; or

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any certificate, exhibit, document, statement or other writing delivered by or on behalf of Buyer pursuant to this Agreement.

9.4	CERTAIN LIMITATIONS ON AMOUNT

(a) Seller shall have no liability with respect to claims under Section 9.2(a) until the aggregate of all Losses suffered by all Buyer Indemnified Persons with respect to such claims exceeds $50,000, and only to the extent they exceed $50,000.

(b) Buyer shall have no liability with respect to claims under Section 9.3(a) until the aggregate of all Losses suffered by all Seller Indemnified Persons with respect to such claims exceeds $50,000, and only to the extent they exceed $50,000.

9.5	SETOFF RIGHT

Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amounts to which it (on behalf of any Buyer Indemnified Persons) claims to be entitled from Seller, including any payments or reimbursements that may be owed under this Article 9, the Consulting Agreement, the Seller Non-Competition Agreement or otherwise under this Agreement, against amounts otherwise payable under the Consulting Agreement or any provision of this Agreement including the Additional Payments; provided, however, that if any distinct claim exceeds $50,000, Buyer shall provide notice thereof to Seller and shall not exercise the set-off right with respect to that claim if it receives notice that Seller disputes the claim within 15 days after Buyer’s notice to Seller. In that event, Buyer and Seller shall attempt to resolve the dispute through good faith negotiations and, failing that, shall submit the claim to the AAA for arbitration in accordance with Section 10.11, and Buyer shall not exercise its set-off right until resolution thereunder. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default by Buyer under this Agreement, the Consulting Agreement or the Seller Non-Competition Agreement, regardless of whether Seller disputes such setoff claim or whether such setoff claim is for a contingent or an unliquidated amount. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit any Buyer Indemnified Person in any manner in the enforcement of any other remedies that may be available to it.

9.6	THIRD-PARTY CLAIMS

(a) A Person benefited by Section 9.2 or 9.3 (an “Indemnified Person”) shall give notice of the assertion of a Third-Party Claim to Seller or Buyer (an “Indemnifying Person”), as the case may be; provided, however, that no failure or delay on the part of an Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Article 9 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

(b) (i) Except as provided in Section 9.6(c), the Indemnifying Person may elect to assume the defense of the Third-Party Claim with counsel satisfactory to the Indemnified Person by (A) giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim and (B) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third-Party Claim and fulfill its obligations under this Article 9, in each case no later than 10 days after the Indemnified Person gives notice of the assertion of a Third-Party Claim under Section 9.6(a).

(ii)	If the Indemnifying Person elects to assume the defense of a Third-Party Claim:

(A)	it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation;

(B)	the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any Loss arising, directly or indirectly, from or in connection with the Third-Party Claim (subject to the provisions of Section 9.4);

(C)	no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (I) there is no finding or admission of any violation by the Indemnified Person of any Legal Requirement or any rights of any Person, (II) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (III) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and

(D)	the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(iii)	If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner and within the period provided in Section 9.6(b)(i), or if the Indemnifying Person does not diligently conduct the defense of a Third-Party Claim, the Indemnified Person may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Person and the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim.

(d) With respect to any Third-Party Claim subject to this Article 9:

(i)	any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceeding at all stages thereof where such Person is not represented by its own counsel; and

(ii)	both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) With respect to any Third-Party Claim subject to this Article 9, the parties shall cooperate in a manner to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that:

(i)	it shall use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and

(ii)	all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(f) Any claim under this Article 9 for any matter involving a Third-Party Claim shall be indemnified, paid or reimbursed promptly. If the Indemnified Person shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person. Subject to Section 9.5(b), Buyer may elect in its discretion to have payment or reimbursement made by setoff against Additional Payments or payments under the Consulting Agreement or in any other manner.

(g) The foregoing notwithstanding, Buyer shall be entitled (at its election) to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which relief may be sought under this Article 9. The procedure described in Section 9.6, however, will apply to any Third-Party Claim solely for monetary damages relating to a matter covered by this Section.

9.7	OTHER CLAIMS

A claim under this Article 9 for any matter not involving a Third-Party Claim may be made by notice to Seller or Buyer, as the case may be, and shall be indemnified, paid or reimbursed promptly after such notice. Subject to Section 9.5(b), Buyer may elect in its discretion to have payment or reimbursement made by setoff against Additional Payments or pursuant to the Consulting Agreement or in any other manner.

9.8	STRICT LIABILITY OR INDEMNITEE NEGLIGENCE

THE PROVISIONS IN THIS ARTICLE 9 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF or THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

10. MISCELLANEOUS

10.1	EXPENSES

(a) Except as otherwise provided in this Agreement or the other documents to be delivered pursuant to this Agreement, each party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the consummation and performance of the Contemplated Transactions, including all fees and expenses of its Representatives. No Acquired Company has incurred, and Seller will cause the Acquired Companies not to incur, any fees or expenses in connection with this Agreement and the Contemplated Transactions in excess of $20,000; provided, however, that to the extent fees and expenses in excess of $20,000 (in the aggregate) have been incurred by the Acquired Companies, Seller will reimburse the Acquired Companies for such fees and expenses prior to the Closing. The obligation of each party to bear its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

(b) All stamp, documentary and other transfer Taxes (including any penalties and interest) incurred in connection with the transfer of the Acquired Assets, the Shares, Assumed Liabilities or any assets and properties of the Acquired Companies, will be paid by the party on whom such liability is set by law.

10.2	PUBLIC ANNOUNCEMENTS

Any public announcement, including any press release, communication to employees, customers, suppliers or others having dealings with the Business or similar publicity with respect to this Agreement or any Contemplated Transaction will be issued, at such time, in such manner and containing such content as Buyer determines.

10.3	DISCLOSURE SCHEDULES

In the event of any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control. Notwithstanding anything to the contrary contained in the Disclosure Schedules, the statements in the Disclosure Schedules relate only to the provisions in the Sections of this Agreement to which they expressly relate and not to any other provision in this Agreement.

10.4	FURTHER ASSURANCES

The parties will execute and deliver to each other such other documents and do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement, the Contemplated Transactions, and the documents to be delivered pursuant to this Agreement.

10.5	ENTIRE AGREEMENT

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including, upon the Closing, any confidentiality obligation to which Buyer is subject) and constitutes (along with the Disclosure Schedules, the exhibits, and the other documents to be delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter of this Agreement.

10.6	USAGE

(a) In this Agreement, unless expressly stated otherwise:

(i)	the singular includes the plural and vice versa;

(ii)	reference to any Person includes such Person’s successors and assigns, if applicable, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(iii)	reference to a gender includes the other gender;

(iv)	reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v)	reference to any Legal Requirement or any section or other provision thereof means that Legal Requirement, section or provision as from time to time in effect, including any amendment, modification, codification, replacement or reenactment of such Legal Requirement;

(vi)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii)	“or” is used in the inclusive sense of “and/or;”

(viii)	“any” means “any and all;”

(ix)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(x)	a reference to a document, instrument or agreement also refers to all addenda, exhibits or schedules thereto;

(xi)	a reference to a “copy” or “copies” of any document, instrument or agreement means a copy or copies that are complete and correct; and

(xii)	a reference to a list or any like compilation (whether in the Disclosure Schedules or elsewhere), means that the item referred to is complete and correct.

(b) Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP.

(c) This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party as having been drafted by it will not apply to any construction or interpretation of this Agreement.

(d) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7	MODIFICATION; ASSIGNMENTS AND SUCCESSORS

This Agreement may only be amended, supplemented or otherwise modified by a writing executed by Buyer and Seller. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other party, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary of Buyer and, after the Closing, to the purchaser of all or a substantial part of the equity securities or business of the Acquired Companies and may collaterally assign its rights under this Agreement to any financial institution providing financing to Buyer. Any purported assignment of rights or delegation of obligations in violation of this Section 10.7 will be void. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the parties.

10.8	NO THIRD-PARTY RIGHTS

Other than the Indemnified Persons and the parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to the Agreement.

10.9	REMEDIES CUMULATIVE

The rights and remedies of the parties are cumulative and not alternative.

10.10	GOVERNING LAW

All matters relating to or arising out of this Agreement or any Contemplated Transaction and the rights of the parties (whether sounding in contract, tort or otherwise) will be governed by and construed and interpreted under the laws of the State of Illinois without regard to conflicts of laws principles that would require the application of any other law.

10.11	ARBITRATION

Subject to Sections 9.5 and 10.13, the Parties agree to the following as their sole means of resolving any disputes arising from or in any way relating to this Agreement. For a period of twenty five (25) days after notice from either Party, (or for such time as may be mutually agreed upon by the Parties), the Parties shall attempt in good faith to resolve the dispute by direct negotiation by their Presidents. If the Parties do not resolve the dispute within such 25-day period, (or for such period of time as may be mutually agreed upon by the Parties), either Party may submit the matter to binding arbitration through the American Arbitration Association (“AAA”), pursuant to the AAA arbitration rules and procedures at the office of the AAA located in Chicago, Illinois or such other location as is mutually agreed to by the Parties. The costs of arbitration, including the fees and expenses of the arbitrator and the Parties, shall be paid by the Party whose position on the matter subject to arbitration is the furthest from the decision of the arbitrator, unless the arbitration award provides otherwise. The Parties agree that the arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages. The arbitrator’s decision shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction.

10.12	ATTORNEYS’ FEES

In the event any Proceeding is brought in respect of this Agreement or any of the documents referred to in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such Proceeding, in addition to any relief to which such party may be entitled. The prevailing party is the Party whose position on the matter subject to the proceeding is the furthest from the decision handed down in the Proceeding.

10.13	ENFORCEMENT OF AGREEMENT

Seller acknowledges and agrees that Buyer would be irreparably harmed if any of the provisions of this Agreement or the Seller Non-Competition Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement or the Seller Non-Competition Agreement by Seller or Ramsey is likely to not be adequately compensated in all cases by monetary damages alone. Accordingly, Seller agrees that, in addition to any other right or remedy to which Buyer may be entitled at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement or the Seller Non-Competition Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent Breaches or threatened Breaches, without posting any bond or giving any other undertaking.

10.14	NO WAIVER

Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party; (b) a waiver given by a party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.15	NOTICES

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the following address or (b) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties):

Seller:

Jay Ramsey

c/o Sunset Technologies

P. O. Box 610

Barrington, IL 60011

Fax no.:

E-mail address: jayramsey@comcast.net

with a copy to:

Kenneth B. Drost, P. C.

800 E. Northwest Highway

Palatine, IL 60074

Fax no.: 847-934-6040

E-mail address: kdrost@kbdpc.com

Buyer:

SigmaTron International, Inc.

Attn: Gary R. Fairhead, CEO

2201 Landmeier Road

Elk Grove Village, Illinois 60007

Fax no.: 847-956-8709

E-mail address: Gary.Fairhead@sigmatronintl.com

with a copy to:

Henry J. Underwood

Howard & Howard Attorneys PLLC

200 South Michigan Avenue

Chicago, Illinois 60604

Fax no.: 312-939-5617

E-mail address: hunderwood@howardandhoward.com

10.16	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.17	TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.18	COUNTERPARTS AND ELECTRONIC SIGNATURES

(a) This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.

(b) A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:		SELLER:

SigmaTron International, Inc.		Spitfire Control, Inc.

By:	/s/ Gary R. Fairhead	By:	/s/ Gregory Jay Ramsey
Name: Gary R. Fairhead Title: President and CEO		Name: Gregory Jay Ramsey Title: President